UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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DTE Energy Company

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One Energy Plaza
Detroit, Michigan 48226-1279

2010 Notice of Annual Meeting of Shareholders and Proxy Statement

Date:	Thursday, May 6, 2010

Time:	10:00 a.m. Detroit time

Place:	DTE Energy Building (Town Square; see map on the last page) One Energy Plaza Detroit, Michigan 48226

We invite you to attend the annual meeting of DTE Energy Company (“DTE Energy,” “Company,” “we,” “us” or “our”) to:

1.	Elect directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2010;

3.	Vote on a Management proposal amending the Articles of Incorporation to eliminate cumulative voting;

4.	Vote on a Management proposal to amend the DTE Energy Company 2006 Long-Term Incentive Plan;

5.	Vote on a Shareholder proposal relating to political contributions, if properly presented at the 2010 meeting;

6.	Vote on a Shareholder proposal relating to the declassification of the Board of Directors, if properly presented at the 2010 meeting; and

7.	Consider any other business that may properly come before the meeting or any adjournments of the meeting.

The record date for this annual meeting is March 9, 2010. Only shareholders of record at the close of business on that date can vote at the meeting. For more information, please read the accompanying 2010 Proxy Statement.

This 2010 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 29, 2010.

It is important that your shares be represented at the meeting. Shareholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) via the Internet, or (4) by completing and mailing the enclosed proxy card in the return envelope. Specific instructions for voting by telephone or via the Internet are attached to the proxy card. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If your shares are directly held in your name as a shareholder of record, an admission ticket to the meeting is attached to your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting. If your shares are registered in the name of a bank, brokerage firm, or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the record date. All shareholders who plan to attend the meeting must present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

By Order of the Board of Directors

Sandra Kay Ennis Corporate Secretary	Anthony F. Earley, Jr. Chairman of the Board and Chief Executive Officer

March 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholders Meeting to Be Held on May 6, 2010:

The Proxy Statement and Annual Report are available to security holders at
http://bnymellon.mobular.net/bnymellon/dte

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2010 PROXY STATEMENT OF DTE ENERGY COMPANY

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Board of Directors (the “Board”) is soliciting proxies to be voted at the 2010 Annual Meeting of Shareholders and any adjournment or postponement of such meeting.

Q:	What is a Proxy Statement?

A:	A Proxy Statement is this document, required by the Securities and Exchange Commission (the “SEC”), which is furnished in connection with the solicitation of proxies and, among other things, explains the items on which you are asked to vote on the proxy.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1. Elect four directors. The nominees are Anthony F. Earley, Jr., Allan D. Gilmour, Frank M. Hennessey and Gail J. McGovern. (See “Proposal No. 1 — Election of Directors” on page 22);

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2010. (See “Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm” on page 29);

3. Vote on a Management proposal amending the Articles of Incorporation to eliminate cumulative voting. (See “Proposal No. 3 — Management Proposal — Amendment to Articles of Incorporation to Eliminate Cumulative Voting” on page 32);

4. Vote on a Management proposal to amend the DTE Energy Company 2006 Long-Term Incentive Plan. (See “Proposal No. 4 — Management Proposal — Approval of the Amended and Restated DTE Energy Company 2006 Long-Term Incentive Plan” on page 34);

5. Vote on a Shareholder proposal relating to political contributions, if properly presented at the 2010 meeting. (See “Proposal No. 5 — Shareholder Proposal Relating to Political Contributions” on page 38);

6. Vote on a Shareholder proposal relating to the declassification of the Board of Directors, if properly presented at the 2010 meeting. (See Proposal No. 6 — Shareholder Proposal Relating to Board Declassification” on page 41); and

7. Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 43).

Q:	Who is entitled to vote?

A:	Only our shareholders of record at the close of business on March 9, 2010 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each director position and each other matter coming before the meeting. Information on cumulative voting in the election of directors is shown on page 5 under “How does the voting work?”

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with The Bank of New York Mellon, our stock transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote?” below.

Q:	How do I vote?

A:	If you hold your shares in your own name as shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by mail, sign and date each proxy card that you receive and return it in the enclosed prepaid envelope. Proxies will be voted as you specify on each proxy card.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

By completing, signing and returning the proxy card or voting by telephone or through the Internet, your shares will be voted as you direct. Please refer to the proxy card for instructions. If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 43).

If your shares are owned through the DTE Energy 401(k) plans (“401(k) plans”), see “What shares are included on my proxy card?” below.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted?

A:	If you hold your shares in your own name as shareholder of record, any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the tabulator, The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or you can request a new proxy card by telephone at 1-866-388-8558. The last vote received prior to the meeting will be the one counted. Shareholders of record may also change their vote by voting in person at the annual meeting. If you hold your shares in street name, you should contact your brokerage firm, bank or other nominee.

Q:	Can I revoke a proxy?

A:	Yes. If you are a shareholder of record as of the Record Date, you may revoke a proxy by submitting a letter addressed to the tabulator, The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, prior to the meeting. If you hold your shares in street name, you should contact your brokerage firm, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, your vote is confidential. The tabulator and inspectors of election will not be employees of the Company nor will they be affiliated with the Company in any way. Your vote will not be disclosed except as required by law or in other limited circumstances.

Q:	What shares are included on my proxy card?

A:	For shareholders of record — The proxy card you received covers the number of shares to be voted in your account as of the Record Date, including any shares held for participants in our Dividend Reinvestment and Stock Purchase Plan.

For shareholders who are participants in the 401(k) plan — The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans.

For holders in street name — Separate voting instructions will be provided by your brokerage firm, bank or other nominee for shares you hold in street name.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or on the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. To do this, contact BNY Mellon Shareowner Services at 1-866-388-8558.

Q:	What is “householding” and how am I affected?

A:	The SEC permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. If you received one set of these documents at your household and you wish to receive separate copies, you may contact The Bank of New York Mellon, DTE Energy, c/o BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephone at 1-866-388-8558 and these documents will be promptly delivered to you. If you do not wish to participate in householding and prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to The Bank of New York Mellon at the address listed above.

Similarly, if you currently receive multiple copies of this document, you can request the elimination of the duplicate documents by contacting BNY Mellon Shareowner Services at the address or phone number listed above.

Beneficial owners can request information about householding by contacting their bank, brokerage firm or other nominee of record.

Q:	Can I elect to receive or view DTE Energy’s annual report and proxy statement electronically?

A:	Yes. If you are a shareholder of record, you may elect to receive the Company’s annual report and proxy materials via the Internet rather than in print. If you wish to provide your consent and enroll in this service, log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd, where step-by-step instructions will prompt you through enrollment. Once our annual meeting materials are available, you will receive an e-mail notification that will direct you to the Web site hosting the annual report and proxy statement and containing voting instructions for voting via the Internet, telephone and mail.

By consenting to electronic delivery, you are stating that you currently have, and expect to have in the future, access to the Internet. If you do not currently have, or expect to have in the future, access to the Internet, please do not elect to have documents delivered electronically, as we may rely on your consent and not deliver paper copies of future annual reports and proxy materials.

If you do not consent to electronic delivery, we will continue to mail you printed copies of the materials. However, we also post these materials on our Web site at www.dteenergy.com, in the “Investors — Financial Reports” section as soon as they are available so you may view them.

Q:	What constitutes a quorum?

A:	There were 165,730,620 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each director position and each other matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions — If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum but not toward determining the outcome of the proposal to which the abstention applies.

Broker Non-Votes — Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. The election of directors in an uncontested election was also considered a routine matter; however, during 2009, NYSE rules were amended to change shareholder voting of directors in an uncontested election to a non-routine matter. Consequently, your broker must receive voting instructions from you in order to vote for directors at our 2010 annual meeting. On routine matters, shares voted by brokers without instructions are counted toward the outcome.

Q:	How does the voting work?

A:	For each item, voting works as follows:

• Proposal No. 1: Election of directors — The election of each director requires approval by a plurality of the votes cast, i.e., the four nominees receiving the greatest number of votes cast at the meeting will be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withheld votes have the same effect as abstentions. If you vote by telephone or the Internet, follow the instructions attached to the proxy card. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You may also cumulate votes for directors by multiplying the number of your shares by the number of directors to be elected and by casting all such votes either (a) for one candidate or (b) by distributing them among two or more candidates. You cannot vote for more than four directors.

• Proposal No. 2: Ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm — Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.

• Proposal No. 3: Management Proposal relating to the Amendment of the Articles of Incorporation to eliminate cumulative voting — Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 4: Management Proposal relating to the amendment and restatement of the DTE Energy Company 2006 Long-Term Incentive Plan — Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 5: Shareholder Proposal relating to political contributions — Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

• Proposal No. 6: Shareholder Proposal relating to the Board declassification — Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.

Q:	Who may attend the annual meeting?

A:	Shareholders of Record — Any shareholder of record as of the Record Date may attend. Your admission ticket to attend the meeting is attached to the lower portion of your proxy card. Please vote your proxy, and bring the admission ticket with you to the meeting.

All Other Shareholders — If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date. However, as noted above, you will not be able to vote those shares at the annual meeting unless you have made arrangements with your bank, brokerage firm or other nominee of record.

All shareholders will be required to present a government-issued photo identification card, such as your driver’s license, state identification card or passport.

Seating and parking are limited and admission is on a first-come basis.

Q:	How will the annual meeting be conducted?

A:	The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures disclosed in last year’s proxy statement for proposing other matters to be brought at the meeting.

Q:	How does a shareholder recommend a person for election to the Board for the 2011 annual meeting?

A:	Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this Proxy Statement on page 68 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

CORPORATE GOVERNANCE

Governance Guidelines

At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission Statement and Governance Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy’s Chief Executive Officer (“CEO” or “Chief Executive Officer”), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.

Election of Directors and Vacancies

Our Bylaws provide that the Board be divided into three classes, each class being as nearly equal in number as possible. At each annual shareholder meeting, the shareholders elect one class of directors for a three-year term, and elect any director who may be filling a vacancy in an unexpired term. With respect to Mr. Gilmour at the 2010 Annual Meeting of Shareholders, the Board in its discretion has asked Mr. Gilmour to stand for a special one-year term expiring in 2011. This Board has requested this to assist in the transitioning of leadership of the Board’s Finance Committee. Mr. Gilmour, who is in a class of directors to be elected at the 2010 Annual Meeting of Shareholders, has consented to run for one additional year, with his term expiring at the 2011 Annual Meeting of Shareholders.

If a vacancy in the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office, and such person will be subject to election by the shareholders at the next annual shareholder meeting.

Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had experience on other boards, high-level executive experience, been tested through economic downturns and crises, and have a variety of experience and backgrounds. Diversity, industry experience and regional relationships are also factors in Board nominee selection. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 22.

The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and certain candidates are interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.

During 2009, the Corporate Governance Committee retained a third-party search firm to assist in identifying, evaluating and recruiting potential director candidates. The Corporate Governance Committee screened director candidates and recommended to the Board that Mark A. Murray be elected as a director. Mr. Murray was elected at the 2009 annual meeting of shareholders to serve for a term expiring in 2011.

Composition of the Board and Director Independence

Our Governance Guidelines state that the exact size of the Board will be determined by the Board from time to time. Currently, our Governance Guidelines set the size of the Board at no less than 10 and no more than 18 directors.

Director Independence and Categorical Standards

As a matter of policy, in accordance with NYSE listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent that the NYSE independence standards for former Company executives:

A director, for whom any of the following is true, will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•	A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	A director or a director with an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company’s audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Contributions to a tax-exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization’s consolidated gross revenues.

Applying these standards, the Board has affirmatively determined that a majority of our directors qualify as independent and have no material relationship with the Company. The independent directors are Lillian Bauder, W. Frank Fountain, Jr., Allan D. Gilmour, Frank M. Hennessey, Gail J. McGovern, Eugene A. Miller, Mark A. Murray, Charles W. Pryor, Jr., General Josue Robles, Jr., Ruth G. Shaw and James H. Vandenberghe. Directors Anthony F. Earley, Jr., Gerard M. Anderson and John E. Lobbia are not independent directors and may be deemed to be affiliates of the Company under the categorical standards. Mr. Earley is not considered independent under the Company’s categorical standards due to his current employment as CEO; Mr. Anderson is not considered independent due to his current employment as President and Chief Operating Officer (“Chief Operating Officer” or “COO”); and Mr. Lobbia is not considered independent due to his prior employment as Chairman and CEO of the Company. Mr. Glancy, who retired from the Board effective April 30, 2009, was not considered independent due to his prior employment as Chairman and Chief Executive Officer of MCN Energy Group, Inc. (“MCN”).

Board Committees

The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation and Public Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has also determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to Audit Committee members.

Election of the Chairman and the CEO; Presiding Director

Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. In addition, if the Chairman and CEO positions are held by the same individual, the Board may elect an independent director as Presiding Director who would serve until the next annual meeting.

The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company’s circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Mission and Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.

The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary. At this time, the Board believes that Mr. Earley is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.

With the Chairman and CEO positions held by Mr. Earley, the Board believes a good governance practice is to elect a Presiding Director from the independent directors. The Presiding Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. On March 26, 2009, the Board unanimously elected Mr. Miller as the Presiding Director. As Presiding Director, Mr. Miller’s duties include:

•	Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and CEO;

•	Reviewing shareholder communications addressed to the Board or to the Presiding Director;

•	Organizing Board meetings in the absence of the Chairman and CEO; presiding at any session of the Board where the Chairman and CEO is not present;

•	Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company’s categorical standards for director independence and SEC requirements;

•	Consulting with the Chairman and CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	In consultation with the Board, retaining independent advisors on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee’s annual review and approval of the CEO’s corporate goals and objectives and evaluation of the CEO’s performance against those goals;

•	Reviewing and consulting with the Chairman and the Corporate Secretary on Board meeting agendas; and

•	Collaborating with the Chairman and the Corporate Secretary on scheduling Board and Committee meetings.

Board Meetings and Attendance

The Board met six times in 2009. A portion of each Board meeting is spent with the Chairman and CEO and no other management members. All of the incumbent directors, except Ms. McGovern, attended at least 75% of the Board meetings and the meetings of the committees on which they served, 11 of whom had a 100% attendance record. Ms. McGovern’s attendance was the result of conflicts with pre-scheduled Board meetings at DTE Energy and the American Red Cross when she was initially elected the organization’s Chief Executive Officer. The conflicts have since been resolved and Ms. McGovern attended all of the Company’s Board and Committee meetings during the second half of 2009. All directors then in office attended last year’s annual meeting.

Terms of Office

The Board has not established term limits other than the current three-year terms of office. However, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 72, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director for so long as he is serving as Chairman, current employees who are also directors will not stand for re-election after retiring from employment with the Company. Mr. Gilmour, who has reached the mandatory retirement age, has consented to run for one additional year, in order to assist the Board with its transition plans for the Board’s Finance Committee. Mr. Gilmour, who is in a class of directors to be elected at the 2010 Annual Meeting of Shareholders, has been nominated to run as a director with his term expiring at the 2011 Annual Meeting of Shareholders.

Executive Sessions

It is the Board’s practice that the non-management directors meet in executive session at every regular Board meeting and meet in executive session at other times whenever they believe it would be appropriate. The non-management directors met in executive sessions (sessions without the CEO or any representatives of management present) at all six Board meetings in 2009. At least once per year, the non-management directors meet in executive session to review the Organization and Compensation Committee’s performance review of the CEO and the President. The Presiding Director chairs the executive sessions of non-management directors.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Periodically, the Board performs a peer review of all directors who have served one year or more. The results of the Board and Committee self-assessments are discussed with the Board and each Committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.

Board Compensation and Stock Ownership

The Company has established a Board compensation structure intended to provide compensation of approximately one-half cash and one-half equity. The Board has stock ownership guidelines that set specific Company stock ownership requirements based on the director’s years of service on the Board. (See “Director Stock Ownership” on page 17.)

Codes of Business Conduct and Ethics

The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 19, will be disclosed promptly by posting such waivers or amendments on the Company Web site, www.dteenergy.com. There were no waivers or amendments during 2009.

Communications with the Board

The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors.

•	Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	877-406-9448
or
By Internet:	ethicsinaction.dteenergy.com
or
By mail:	For auditing, accounting practices or internal control matters:
DTE Energy Company
Audit Committee
One Energy Plaza
Room 2441 WCB
Detroit, Michigan 48226-1279

For business ethics issues:
DTE Energy Company
Office of the Assistant to the Chairman
One Energy Plaza
Room 2343 WCB
Detroit, Michigan 48226-1279

•	Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Presiding Director at:

Presiding Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2465 WCB
Detroit, Michigan 48226-1279

Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our Web site at www.dteenergy.com, in the “Investors — Corporate Governance” section. You can also request a copy of any or all of these documents and a copy of the Company’s annual report on Form 10-K by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2465 WCB, Detroit, Michigan 48226-1279.

The information on the Company’s Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The table below reflects the membership and the number of meetings held by each Board committee during 2009.

			Corporate					Organization &	Public
Board Members	Audit		Governance	Finance		Nuclear Review		Compensation	Responsibility
Gerard M. Anderson
Lillian Bauder(1)			X *			X			X
Anthony F. Earley, Jr.
W. Frank Fountain, Jr.(2)	X								X	*
Allan D. Gilmour			X	X	*			X
Alfred R. Glancy III(3)				X					X	*
Frank M. Hennessey	X	*						X
John E. Lobbia				X		X
Gail J. McGovern				X					X
Eugene A. Miller			X	X				X *
Mark A. Murray(4)									X
Charles W. Pryor, Jr.				X		X	*
Josue Robles, Jr.	X								X
Ruth G. Shaw						X		X
James H. Vandenberghe(5)	X		X	X	**
2009 Meetings	10		6	7		5		6	3

*	Chair

**	Vice-Chair

(1)	Dr. Bauder began serving on the Public Responsibility Committee June 2009.

(2)	Mr. Fountain became chair of the Public Responsibility Committee effective in May 2009.

(3)	Mr. Glancy retired from the Board in April 2009.

(4)	Mr. Murray began serving on the Public Responsibility Committee in June 2009.

(5)	Mr. Vandenberghe began serving on the Finance Committee in June 2009.

Following is a summary of the terms of each committee’s charter and the responsibilities of its members:

Audit Committee

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.
•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.
•	Reviews financial reports, internal controls and financial and accounting risk exposures.
•	Reviews accounting policies and system of internal controls.
•	Responsible for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.
•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.
•	Reviews the scope of work performed by the internal audit staff.
•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.
•	Retains independent outside professional advisors, as needed.

The Board has determined that each member of the Audit Committee is financially literate. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term has been defined by the SEC.

Corporate Governance Committee

•	Reviews and assists the Board with corporate governance matters.
•	Considers the organizational structure of the Board.
•	Identifies and reports to the Board risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk management.
•	Recommends the nominees for directors to the Board.
•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.
•	Reviews recommendations for director nominations received from shareholders.
•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.
•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.
•	Retains independent outside professional advisors, as needed.

Finance Committee

•	Reviews matters related to capital structure.
•	Reviews major financing plans.
•	Recommends dividend policy to the Board.
•	Reviews financial planning policies and investment strategy.
•	Reviews and approves the annual financial plan and forecasts.
•	Reviews certain capital expenditures.
•	Reviews insurance and business risk management.

•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.
•	Reviews certain potential mergers, acquisitions and divestitures.
•	Reviews investor relations activities.
•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee

•	Provides non-management oversight and review of the Company’s nuclear facilities.
•	Reviews the financial, operational and business plans at the Company’s nuclear facilities.
•	Reviews the overall performance at the Company’s nuclear facilities.
•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company’s nuclear facilities.
•	Reviews the impact of changes in regulation on the Company’s nuclear facilities.
•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee

•	Reviews the CEO’s performance and approves the CEO’s compensation.
•	Approves the compensation of certain other executives.
•	Administers the executive incentive plans and oversees the Company’s overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.
•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.
•	Reviews executive compensation programs to determine competitiveness.
•	Recommends to the full Board the officers to be elected by the Board.
•	Reviews succession and talent planning.
•	Retains independent outside professional advisors, as needed.

Public Responsibility Committee

•	Reviews and advises the Board on emerging social, economic, political and environmental issues.
•	Reviews reports from management with respect to risk exposures related to social, economic, political and environment issues and advises the Board on management’s procedures for monitoring, controlling and reporting on such exposures.
•	Reviews the Company’s policies on social responsibilities.
•	Reviews employee policies and safety issues related to employees, customers and the general public.
•	Reviews strategic initiatives and activities relating to the environment.
•	Reviews the policies, programs, performance and activities relating to the Company’s compliance and ethics programs.
•	Retains independent outside professional advisors, as needed.

BOARD OF DIRECTORS RISK OVERSIGHT FUNCTIONS

The Board receives, reviews and assesses reports from the Board Committees and from management relating to enterprise-level risks. Each Board Committee is responsible for overseeing and considering risk issues relating to their respective Committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and Committees consider, among other things, the risks we face. Each Committee reviews management’s assessment of risk for that Committee’s respective area of responsibility. The Audit Committee considers risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor, the Chief Risk Officer and the independent registered public accounting firm in executive sessions at least quarterly, and meets in executive session with the General Counsel and the Chief Compliance Officer at least annually and as determined from time to time by the Audit Committee. The Finance Committee oversees financial, capital, credit and insurance risk. The Organization and Compensation Committee assesses and discusses with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level or risk corresponds to the Company’s business strategies. The Corporate Governance Committee reports to the Board regarding those risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk-level management. The Nuclear Review Committee reviews risk relating to the operation of our nuclear power facilities. The Public Responsibility Committee deals with matters of risk associated with social responsibility, reputation, safety and the environment. As part of its oversight function, the Board discusses any risk conflicts that may arise between the Committees or assigns to a Committee risk issues that may arise which do not fall within a specific Committee. All Board Committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company.

The Company also utilizes an internal Risk Management Committee, chaired by the Chief Executive Officer and comprised of the Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, General Counsel, General Auditor and other senior officers, that, among other things, directs the development and maintenance of comprehensive risk management policies and procedures, and, among other things, sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures. The Company’s Chief Risk Officer attends all Audit Committee meetings and meets annually with the joint Audit Committee and Finance Committee to update the members on the Company’s enterprise-level risk management. The Chief Risk Officer also periodically meets with the other Board Committees and the full Board as may be required.

The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each Committee member has expertise on risks relative to the nature of the Committee on which he/she sits. With each Committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, how they may affect the Company and to provide oversight on appropriate actions for management to take.

With regard to risk and compensation programs and policies, the Company’s DTE Energy Trading, Inc. (“Energy Trading”) segment has compensation programs and policies that are structured differently than other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company’s senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

BOARD OF DIRECTORS COMPENSATION

Elements of Director Compensation

Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board, as presented by management. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 44). Due to economic conditions, a review of comparable peer group companies was not conducted in 2009. No changes are anticipated to the non-employee director compensation program for 2010. For total compensation paid to each director during 2009, see the “2009 Director Compensation Table” on page 66. The compensation program is described below.

Cash Compensation
Cash retainer	$60,000 annually
Presiding Director retainer	$15,000 annually
Committee chair retainer	$10,000 annually for Audit Committee Chair and Organization and Compensation Committee Chair
$5,000 annually for all other Committee chairs
Committee meeting fees and fees for special services	$1,000 per meeting/occurrence
Board meeting fee	$2,000 per meeting

Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual stock compensation	2,000 phantom shares of DTE Energy common stock(1)

(1)	Phantom shares of DTE Energy common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses

Retainers and all meeting fees for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Non-employee directors may defer up to 100% of their annual retainer and meeting fees into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all imputed dividends reinvested.

In addition to the retainers and fees, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management.

Additional payments were provided to or on behalf of Mr. Glancy through his retirement from the Board in April 2009 in connection with the DTE Energy/MCN merger in 2001. See page 20 for a description of the terms of Mr. Glancy’s agreement with the Company.

Directors’ Retirement Plan

Benefits under the DTE Energy Company Retirement Plan for Non-Employee Directors were frozen as of December 31, 1998, and all non-employee directors were deemed vested on that date. No further benefits will accrue. Messrs. Gilmour and Miller and Dr. Bauder are the only current directors covered by this plan and, upon their retirement from the Board, they will each receive $3,415 per month for 45, 111, and 152 months, respectively.

Director Life Insurance

The Company provides each non-employee director with group-term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership

We have established stock ownership guidelines for directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times their annual cash and phantom stock compensation. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of January 1, 2010, all directors met the initial common stock ownership requirement and those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

INFORMATION ON COMPANY EXECUTIVE OFFICERS

Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his/her resignation or removal. The executive officers of the Company elected by the Board for 2009 are as follows:

			Present Position
Name	Age(1)	Present Position	Held Since

Anthony F. Earley, Jr.	60	Chairman of the Board and Chief Executive Officer	08/01/98
Gerard M. Anderson	51	President and Chief Operating Officer	10/31/05	(2)
David E. Meador	52	Executive Vice President and Chief Financial Officer	06/23/04
Lynne Ellyn	59	Senior Vice President and Chief Information Officer	12/31/01
Paul C. Hillegonds	60	Senior Vice President	05/16/05	(3)
Steven E. Kurmas	53	President and Chief Operating Officer, Detroit Edison & Group President, DTE Energy Company	12/08/08	(2)
Bruce D. Peterson	53	Senior Vice President and General Counsel	06/25/02
Gerardo Norcia	46	President and Chief Operating Officer, MichCon & Group President, DTE Energy Company	06/28/07	(2)
Larry E. Steward	57	Vice President	01/15/01
Peter B. Oleksiak	43	Vice President and Controller	02/07/07	(2)
Sandra K. Ennis	53	Corporate Secretary	08/04/05	(2)

(1)	As of December 31, 2009.

(2)	These executive officers held various positions at DTE Energy for at least five or more years.

(3)	For eight years prior to joining DTE Energy, Mr. Hillegonds was president of Detroit Renaissance, a private, non-profit executive leadership organization dedicated to the growth of the southeast Michigan economy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the Organization and Compensation Committee consisted of Messrs. Gilmour, Hennessey and Miller and Dr. Shaw. No member of the Organization and Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2009, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

INDEMNIFICATION AND LIABILITY

Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders in the performance of his/her duties.

Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.

The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under eight insurance policies providing aggregate coverage in the amount of $185 million.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth information as of January 4, 2010, with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as Executive Officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power of the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of January 4, 2010.

Amount and Nature of Beneficial Ownership as of January 4, 2010

			Other Shares That	Options Exercisable
Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	May Be Acquired(3)	Within 60 Days

Gerard M. Anderson	115,873	8,860	62,000	313,333
Lillian Bauder	4,983	20,949	0	2,000
Anthony F. Earley, Jr.(4)	239,256	21,146	139,000	918,332
W. Frank Fountain, Jr.	1,000	9,411	0	0
Allan D. Gilmour	2,400	20,949	0	4,000
Alfred R. Glancy III(5)	6,569	0	0	4,000
Frank M. Hennessey	6,470	25,264	0	4,000
Steven E. Kurmas	32,173	1,072	15,500	105,999
John E. Lobbia	24,058	13,596	0	4,000
Gail J. McGovern	1,000	11,815	0	1,000
David E. Meador	52,242	2,878	26,000	128,666
Eugene A. Miller	2,400	29,287	0	4,000
Mark A. Murray	1,000	2,000	0	0
Bruce D. Peterson	33,822	2,712	18,000	98,666
Charles W. Pryor, Jr.	300	19,351	0	3,000
Josue Robles, Jr.	1,000	7,654	0	1,000
Ruth G. Shaw	1,000	6,315	0	0
James H. Vandenberghe	2,000	9,990	0	0
Directors & Executive Officers as a group — 24 persons	615,029	216,695	308,250	1,836,291

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the 401(k) plan.

(2)	Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees, and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (This plan was closed effective as of January 1, 2007 for future deferrals. None of the Named Executive Officers participate in the plan.) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

(3)	Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 49) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Executive Compensation — Compensation Discussion and Analysis” beginning on page 44.

(4)	Includes 2,616 shares held by Mr. Earley’s son. Mr. Earley disclaims beneficial ownership of such shares.

(5)	Mr. Glancy retired from the Board effective April 30, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers (to our knowledge, we do not have any 10% shareholders) regarding the necessity of filing reports. Based on our review, all of the Section 16(a) filings were filed on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

		Amount and Nature of	Percent
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Common Stock	BlackRock Inc. 40 East 52nd Street New York, New York 10022	12,391,748 (1)	7.51%

(1)	Based on information contained in Schedule 13G filed on January 29, 2010. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd, BlackRock Fund Managers Ltd, BlackRock International Ltd, BlackRock Investment Management UK Ltd, and State Street Research & Management Co. BlackRock Inc. has sole power dispositive power and sole voting power and is deemed to beneficially own 12,391,748 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related-parties. In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics and disclosed to shareholders.

Mr. Glancy reached the mandatory retirement age and retired from the Company effective April 2009. However, the Company had an agreement with Mr. Glancy during a portion of 2009. Mr. Glancy was the

Chairman and Chief Executive Officer of MCN at the time of the DTE Energy/MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy which, among other things, stated that (a) we agreed to nominate Mr. Glancy to the Board in accordance with our normal procedures until he reached retirement age; (b) Mr. Glancy received personal secretarial services three days per week; (c) for as long as Mr. Glancy remained a member of our Board, we provided him with a home security system; (d) in the event that the Internal Revenue Service determines or claims that any payments or benefits provided to Mr. Glancy constitute “excess parachute payments,” we will make a tax reimbursement payment to him in accordance with the agreement; and (e) we will indemnify Mr. Glancy from any actions, suits or proceedings in connection with the agreement. Mr. Glancy is responsible for paying taxes on the imputed income relating to the secretarial services and home security system.

In addition, Mr. Hennessey was a director of MCN at the time of the merger. The shares he owned under the MCN Energy Group Inc. Nonemployee Directors’ Compensation Plan were converted to cash at the time of the merger and placed in a cash balance account for him in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. The cash balance account is managed by the Company, with interest accumulating at a 10-year Treasury rate, with a 10-year payout beginning in 2001. During 2009, Mr. Hennessey received $74,590 pursuant to this agreement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Bylaws require that the Board be divided into three classes. At each annual shareholder meeting, the shareholders elect one class of directors for a three-year term and elect directors who may be filling a vacancy in an unexpired term, if any. Mr. Gilmour, who is in the class of directors to be elected at the 2010 Annual Meeting of Shareholders, has consented to run for one year, with a term ending at the 2011 Annual Meeting of Shareholders. The Board has asked Mr. Gilmour to stand for a special one-year term expiring in 2011, in order that Mr. Gilmour may assist in the transitioning of leadership of the Board’s Finance Committee. All of the other nominees have consented to serve the full three-year term if elected.

Proxies cannot be voted for more than four persons. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election.

The biographies of each of the nominees and continuing Directors below contain information regarding the person’s service as a Director, business experience, and Director positions held currently or at any time during at least the last five years. The dates shown for service as a director of DTE Energy include service as a director of Detroit Edison, our former corporate parent and, as a result of a share exchange in 2001, now our wholly-owned subsidiary. In addition to the information presented below regarding each person’s experience, qualifications, attributes, and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a Director, the Board believes that all of the Company’s Directors have a reputation for integrity and honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting for Terms Expiring in 2013

Anthony F. Earley, Jr., age 60 Director since 1994
Mr. Earley has served as Chairman of the Board and Chief Executive Officer of the Company since 1998. He also served as the Company’s President and Chief Operating Officer from 1994 through 2004. He received a B.S. in physics, M.S. in engineering and J.D. from the University of Notre Dame. In addition to his service on the Company’s Board of Directors, Mr. Earley serves as a director of Masco Corporation, Ford Motor Company and as a director or trustee of many community and professional organizations. He also served as a director of Comerica Incorporated until 2009 and a director of Plug Power, Inc. until 2005.
Mr. Earley’s qualifications to sit on our Board include his 25 years of experience in the energy industry, including as our Chairman and Chief Executive Officer for 12 years and earlier as our President and Chief Operating Officer for 10 years and as President of another energy company for five years. Mr. Earley has served as a director of several other publicly-traded corporations and holds key leadership positions in well-respected industry groups, including the Edison Electric Institute and the Nuclear Energy Institute.

Frank M. Hennessey, age 72 Director since 2001
Mr. Hennessey has served as Chairman and Chief Executive Officer of Hennessey Capital, LLC, a provider of business and financial resources, since 2002. From 1995 to 2003, he was the Chairman of Emco Limited, a building materials manufacturer and distributor. He was also Vice Chairman and Chief Executive Officer of MascoTech, Inc., a transportation industry metalwork manufacturer from 1998 through 2000. Mr. Hennessey also served as Chief Executive Officer of Handleman Company from 1980 to 1989. He received a B.S. in business administration from Northeastern University. In addition to his service on the Company’s Board of Directors, Emco Limited’s Board of Directors and MascoTech’s Board of Directors, Mr. Hennessey has served as a director or trustee of many community and professional organizations.
Mr. Hennessey’s qualifications to sit on our Board include his experience as a Chief Executive Officer and in managing capital-intensive operations. In addition, he has extensive experience with public and financial accounting matters for complex organizations and strong skills in corporate finance, executive compensation and regulatory matters.

Gail J. McGovern, age 58 Director since 2003
Ms. McGovern is currently the President and Chief Executive Officer of the American Red Cross and has served in that position since 2008. From 2002 to 2008, she was a Professor at Harvard Business School. Ms. McGovern also served as President of Fidelity Personal Investments, a unit of Fidelity Investments, from 1998 to 2002 and Executive Vice President of Consumer Markets, a division of AT&T, from 1997 to 1998. She received her B.A. in quantitative sciences from John Hopkins University and her M.B.A. from Columbia University. In addition to her service on the Company’s Board of Directors, Ms. McGovern is a director of Hartford Financial Services Group, Inc. and a trustee of Johns Hopkins University. She also served as a director of Digitas, Inc. until 2007.
Ms. McGovern’s qualifications to sit on our Board include her experience as a Chief Executive Officer and extensive executive experience in marketing and sales, customer relations, corporate finance, strategic planning and government relations and knowledge of regulatory matters. She also has served as a director of other publicly-traded corporations and a trustee of a major research university.

Nominee for Election at this Meeting for a Term Expiring in 2011

Allan D. Gilmour, age 75 Director since 1995
Mr. Gilmour is the retired Vice Chairman of Ford Motor Company, an automobile and automotive components manufacturer. He was Vice Chairman of Ford Motor Company from November 1992 until his initial retirement in January 1995 and returned to Ford Motor Company as Vice Chairman from May 2002 until his retirement in February 2005. Mr. Gilmour received his B.A. in economics from Harvard University and his M.B.A. from the University of Michigan. In addition to his service on the Company’s Board of Directors, he is a director of Universal Technical Institute, Inc. and a director or trustee of many community and professional organizations. Mr. Gilmour also served as a director and presiding director of Whirlpool Corporation.
Mr. Gilmour’s qualifications to sit on our Board include his experience as Vice Chairman and Chief Financial Officer of a Fortune 50 company. He has led large business organizations and has extensive executive experience in corporate finance, accounting, strategic planning and corporate development, combined with strong skills in corporate governance, executive compensation and mergers and acquisitions. He also has served as a director and/or presiding director of several other publicly-traded corporations.

Directors Whose Present Terms Continue Until 2011

Lillian Bauder, age 70 Director since 1986
Dr. Bauder is a retired Vice President of Masco Corporation, a consumer products and services provider. Prior to her retirement from Masco Corporation in 2007, she served in various positions at Masco Corporation, including Vice President of Corporate Affairs from 1996 to 2005 and Chairman and President of the Masco Corporation Foundation during this same time period. Earlier, she was President and Chief Executive Officer of Cranbrook Educational Community for 13 years. Dr. Bauder received her B.A. from Douglass College, Rutgers University, and an M.A. and Ph.D. from the University of Michigan. In addition to her service on the Company’s Board of Directors, she is a director of Comerica Incorporated and director or trustee of many community and professional organizations.
Dr. Bauder’s qualifications to sit on our Board include her experience as a Chief Executive Officer of a major non-profit educational institution. She also has extensive for-profit executive experience in corporate governance, strategic planning and corporate strategy development, combined with strong skill sets in organizational planning and community and governmental relations. She also has experience serving as a director of another publicly-traded corporation.

W. Frank Fountain, Jr., age 65 Director since 2007
Mr. Fountain has served as Chairman of the Walter P. Chrysler Museum Foundation Board of Directors since 2009. He is a retired executive of Chrysler, LLC, an automobile and automotive components manufacturer which was reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. His positions at Chrysler, LLC included serving as Senior Advisor, Senior Vice President of External Affairs and Public Policy from 1998 to 2008 and Vice President, Government Affairs, from 1995 to 1998. Mr. Fountain received a B.A. in history and political science from Hampton University and an M.B.A. from the University of Pennsylvania Wharton School. In addition to his service on the Company’s Board of Directors, he is a director or trustee of many community and professional organizations.
Mr. Fountain’s qualifications to sit on our Board include his experience as a leader of large business organizations and extensive experience with public and financial accounting for complex organizations, combined with strong skills in corporate finance, public policy, and government relations and his knowledge of regulatory matters.

Mark A. Murray, age 55 Director since 2009
Mr. Murray has served as President of Meijer, Inc., a regional retail chain, since 2006. From 2001 to 2006, he was the President of Grand Valley State University. He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999. Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University. In addition to his service on the Company’s Board of Directors, he is a director of Universal Forest Products, Incorporated and a director or trustee of many community and professional organizations.
Mr. Murray’s qualifications to sit on our Board include his experience as President of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official. He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing and government relations and public policy. He also has experience serving as a director of another publicly-traded corporation.

Josue Robles, Jr., age 64 Director since 2003
Major General Josue (Joe) Robles, Jr. USA (Ret.) serves as President and Chief Executive Officer of USAA, an insurance and financial services company. He has held this position since 2007. He also served as Executive Vice President, Chief Financial Officer and Corporate Treasurer of USAA from 1994 to 2007. He received his B.B.A. in accounting from Kent State University and his M.B.A. from Indiana State University. General Robles served for more than 28 years in the military, including an assignment as Director of the Army Budget and the Commanding General, 1st Infantry Division (The Big Red One). In addition to his service on the Company’s Board of Directors, he is a director of community and charitable organizations.
General Robles’ qualifications to sit on our Board include his experience, both as a Chief Executive Officer and a Chief Financial Officer. He has extensive experience with public and financial accounting matters for complex organizations. He brings strong leadership skills as a result of his experience at the most senior levels of the United States Army. General Robles also has broad experience in corporate finance, information systems and controls, and government and community relations.

James H. Vandenberghe, age 60 Director since 2006
Mr. Vandenberghe is the retired Vice Chairman and a former director of Lear Corporation, an automotive supplier, and held this position from 1998 to 2008. Lear Corporation reorganized under Federal bankruptcy laws in 2009 after his retirement from that company. Mr. Vandenberghe also held various positions at Lear Corporation from 1988 to 1998, including President and Chief Operating Officer and Chief Financial Officer. He received his B.A. in business administration from Western Michigan University and his M.A. from Wayne State University. In addition to his service on the Company’s Board of Directors and his prior service on Lear Corporation’s Board of Directors, he is a director of Federal-Mogul Corporation and a director or trustee of many community and professional organizations.
Mr. Vandenberghe’s qualifications to sit on our Board include his experience as a leader of major organizations and managing capital-intensive industries. As a former Chief Financial Officer, he has broad experience with public and financial accounting for complex organizations and corporate finance. He also has strong skills in corporate governance and strategic planning and corporate development and has experience serving as a director of other publicly-traded corporations.

Directors Whose Present Terms Continue Until 2012

Gerard M. Anderson, age 51 Director since 2009
Mr. Anderson has served as President and Chief Operating Officer of the Company since 2005. Mr. Anderson has also served in various positions at the Company since 1994, including service as President from 2004 to 2005 and Executive Vice President from 1997 to 2004. He received his B.S. in civil engineering from the University of Notre Dame and his M.B.A. and M.P.P. from the University of Michigan. In addition to his service on the Company’s Board of Directors, he is a director of The Andersons, Inc. and a director of many community and non-profit organizations.
Mr. Anderson’s qualifications to sit on our Board include his 16 years of experience in the energy industry, including five years as our President and Chief Operating Officer. Mr. Anderson also has extensive experience in strategic planning and corporate and business development, along with broad experience managing capital-intensive industries. He also has experience serving as a director of another publicly-traded corporation.

John E. Lobbia, age 68 Director since 1988
Mr. Lobbia is the retired Chairman of the Board and Chief Executive Officer of the Company and served in this position from 1990 to 1998. During his career at the Company, he served in various positions, including President, from 1989 to 1994. Mr. Lobbia received his B.A. in electrical engineering from the University of Detroit. In addition to his service on the Company’s Board of Directors, Mr. Lobbia has served as a director and trustee of many community and professional organizations.
Mr. Lobbia’s qualifications to sit on our Board include his experience as a Chief Executive Officer and his extensive operational and engineering experience in the energy and nuclear industries. Mr. Lobbia also has broad experience managing capital-intensive industries, as well as strong skills in corporate finance, strategic planning, and regulatory matters. Mr. Lobbia has a deep understanding of the Company’s customers, employees, products, and services that he acquired while working at our Company. He also has served on the Boards of both publicly-held and privately-held companies.

Eugene A. Miller, age 72 Director since 1989
Mr. Miller is the retired Chairman, President and Chief Executive Officer of Comerica Incorporated and Comerica Bank, a financial services company, and served in this position from 1993 to 2002. During his career at Comerica Incorporated, he held various positions including President and Chief Operating Officer. Mr. Miller received his B.B.A. from the Detroit Institute of Technology. In addition to his service on the Company’s Board of Directors and Comerica Incorporated’s Board of Directors, he has served as a director of Handleman Company, TriMas Corporation and a director or trustee of many community and professional organizations.
Mr. Miller’s qualifications to sit on our Board include his experience as a Chief Executive Officer and extensive executive experience in banking, corporate finance, corporate governance and strategic planning and corporate development, combined with strong skills in executive compensation, mergers and acquisitions, regulatory matters and community relations. He also has experience serving as a director of several other publicly-traded corporations.

Charles W. Pryor, Jr., age 65 Director since 1999
Dr. Pryor serves as Chairman of Urenco Investments, a mineral enrichment provider, and has served in this position since 2007. He also served as President and Chief Executive Officer of Urenco Investments from 2006 to 2007 and served as President and Chief Executive Officer of Urenco, Inc. from 2003 to 2006. From 2002 to 2003, he served as Chief Executive Officer of Utility Services Business Group of British Nuclear Fuels, plc, and, from 1997 to 2002, he served as Chief Executive Officer of Westinghouse Electric Co. Dr. Pryor received his B.S. in civil engineering and his M.S. and Ph.D. in structural engineering from Virginia Tech. He also received an executive M.B.A. from Northeastern University. In addition to his service on the Company’s Board of Directors and Urenco Investment’s Board of Directors, Dr. Pryor is a director of Progress Energy, Inc. and a director or trustee of many community and professional organizations.
Dr. Pryor’s qualifications to sit on our Board include his experience as a Chief Executive Officer and his extensive operational and engineering experience in the nuclear and energy industries. Dr. Pryor also has experience managing capital-intensive industries and strong skills in corporate finance, regulatory matters and strategic planning and corporate development. He also has experience serving as a director of another publicly-traded corporation in the utility industry.

Ruth G. Shaw, age 62 Director since 2008
Dr. Shaw is retired from Duke Energy, an energy company. During her career at Duke Energy, she held various positions, including Executive Advisor from 2007 to 2009. From 2006 to 2007, she served as Group Executive for Public Policy and President of Duke Nuclear. She also served as President and Chief Executive Officer of Duke Power Company from 2003 to 2006, and previously served as Chief Administrative Officer. Dr. Shaw received her B.A. and M.A. from East Carolina University and her Ph.D. from the University of Texas at Austin. In addition to her service on the Company’s Board of Directors, she is a director of The Dow Chemical Company and a director or trustee of many community and professional organizations. Dr. Shaw is a previous board member of the Nuclear Energy Institute and the Institute of Nuclear Power Operations. She served as a director of Wachovia Corporation until 2008 and a director of Medcath until 2005.
Dr. Shaw’s qualifications to sit on our Board include her experience as a Chief Executive Officer and her 15 years of experience in the energy and nuclear businesses and managing capital-intensive industries. She has broad knowledge of regulatory matters and strong skills in public policy, corporate communications, corporate governance, executive compensation and corporate finance. She also has experience serving as a director of other publicly-traded corporations.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee’s selection of PwC as our independent auditors for 2010.

For the year ended December 31, 2009, PwC was the Company’s independent registered public accounting firm. Prior to 2009, Deloitte & Touche LLP (“Deloitte”) was the Company’s independent registered public accounting firm and had performed these services since 1995. On September 25, 2008, the Audit Committee of the Board dismissed Deloitte as its independent registered public accounting firm. The dismissal was the result of a competitive proposal process and was effective as of the date of the completion of the audit services for the fiscal year ended December 31, 2008. The services were completed on February 27, 2009.

The report of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2009 and the report of Deloitte on the consolidated financial statements of DTE Energy for the year ended December 31, 2008, did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, ended December 31, 2009 and 2008, and from January 1, 2010 through February 23, 2010, there were no disagreements with PwC or Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s or Deloitte’s satisfaction, would have caused PwC or Deloitte to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.

During the Company’s two most recent fiscal years, ended December 31, 2009 and 2008, and from January 1, 2010 through February 23, 2010, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.

Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.

Fees to the Independent Registered Public Accounting Firms

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the year ended December 31, 2008 and fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the year ended December 31, 2009, and fees billed for other services rendered by Deloitte and PwC during the respective periods in which each served as the Company’s independent registered public accounting firm.

	Deloitte	PWC
	2008	2009

Audit fees(1)	$6,957,843	$5,416,330
Audit related fees(2)	593,852	48,500
Tax fees(3)	406,251	354,143
All other fees(4)	364,447	101,500

Total	$8,322,393	$5,920,473

(1)	Represents fees for professional services performed by our independent registered public accounting firms for the audits of the Company’s annual financial statements included in the Company’s Form 10-K and of the Company’s internal control over financial reporting, the review of financial statements included in the

Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services, including internal control reviews and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services to assess our financial close process for the purpose of providing advice and recommendations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit
Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•	As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2009 were compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.

The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2009 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2009 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009.

In 2008, the Audit Committee requested proposals from major auditing firms for the audit of the Company’s financial statements beginning in 2009. After an extensive review of those proposals, the Audit Committee appointed PwC as the Company’s independent auditor beginning in fiscal year 2009, which was ratified by the shareholders at the 2009 Annual Meeting of Shareholders.

Audit Committee

Frank M. Hennessey, Chair
W. Frank Fountain, Jr.
Josue Robles, Jr.
James H. Vandenberghe

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3
MANAGEMENT PROPOSAL
AMENDMENT TO ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

The Board is seeking shareholder approval of an amendment to the Company’s Amended and Restated Articles of Incorporation that will eliminate cumulative voting in director elections in order for the Board to adopt several new governance measures implementing election of directors by majority vote.

At the 2009 Annual Meeting of Shareholders, a shareholder proposal was presented that requested the Board take action to implement a majority voting standard in uncontested director elections. An uncontested director election is one where the number of director nominees for any director election is the same as the number of directors to be elected. A contested election is one where the number of director nominees for any director election exceeds the number of directors to be elected. The Company’s Board supported a majority voting standard, and indicated to the shareholders that, if the shareholder proposal was approved, the Board would consider a majority voting standard in director elections along with the elimination of cumulative voting. The Board believes that cumulative voting is inconsistent with majority voting and that election of directors by majority vote should only be adopted if cumulative voting is eliminated.

The shareholder proposal passed at the 2009 Annual Meeting of Shareholders and the Board is proceeding to adopt several new governance measures to provide for a majority vote standard and a director resignation policy (if directors are not elected by a majority of votes cast) in uncontested director elections. These measures include an amendment to the Company’s Amended and Restated Articles of Incorporation to eliminate cumulative voting.

With the elimination of cumulative voting, the Board can (a) amend the Company’s Bylaws to establish majority voting in uncontested director elections and (b) adopt a director resignation policy in its Governance Guidelines, which policy will require a director who receives fewer than fifty percent of the votes cast in an uncontested director election to offer his or her resignation to the Company’s Board of Directors.

The Board believes that amending the Articles to eliminate cumulative voting, amending the Bylaws to allow for majority voting and adopting a director resignation policy is in the shareholders’ long-term best interests as a means of implementing election of directors by majority vote. The Board does not believe that cumulative voting is consistent with a majority voting standard for the election of directors. The elimination of cumulative voting by the shareholders, followed by the adoption of a majority vote standard by the Board, will benefit the Company and its shareholders and is consistent with the Company’s desire to more closely align shareholder interests and Board accountability. This Proposal would not change the present number of directors, and the Board would retain the authority to change that number and to fill any vacancies or newly created directorships.

Under cumulative voting, a shareholder is entitled to cast a number of votes equal to the number of votes the shareholder would be entitled to cast, multiplied by the number of directors to be elected. The votes may be cast for the election of one nominee or may be distributed among as many nominees as desired. Cumulative voting enables individual shareholders or groups of shareholders with less than a majority of the shares to cumulate their votes to elect one or more directors. By aggregating votes and casting them for a single individual rather than casting a vote with respect to each nominee, shareholders holding substantially less than a majority of the voting shares may be able to elect one or more directors. Continued use of cumulative voting could interfere with the election of directors by a majority of votes cast, and the Board recommends a vote in favor of this proposal.

Currently, Article V, Section D of the Amended and Restated Articles of Incorporation, states:

In all elections of directors every holder of common stock, and every holder of preferred stock entitled to vote for the election of directors whose preferred stock has been granted the right to cumulate votes in the election of directors, shall have the right to vote the number of shares of stock owned by such shareholder for as many persons as there are directors to be elected and for whose election such shareholder has the right to vote, or to cumulate all the votes such shareholder could cast for election of directors and cast them all for one candidate or distribute them among candidates for whom such shareholder is entitled to vote, as such shareholder shall think fit.

If this Proposal is approved by the shareholders, the Board will adopt a majority vote director election standard by taking the following steps:

1.	Article V, Section D of the Amended and Restated Articles of Incorporation will be repealed;

2.	The Board will amend the Bylaws and eliminate cumulative voting provisions;

3.	The Board will amend the Bylaws and add provisions requiring that, in uncontested director elections, a nominee for director must receive the affirmative vote of a majority of the votes properly cast at a meeting of shareholders, with the affirmative vote of a plurality of votes properly cast required in contested director elections; and

4.	The Board will amend its Governance Guidelines to require an incumbent director who fails to receive the affirmative vote of at least fifty percent (50%) of the votes cast in an uncontested director election to submit his or her resignation. The resignation will be considered by the members of the Corporate Governance Committee and the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING.

PROPOSAL NO. 4
MANAGEMENT PROPOSAL
APPROVAL OF THE AMENDED AND RESTATED DTE ENERGY COMPANY
2006 LONG-TERM INCENTIVE PLAN

The Board is seeking shareholder approval of material amendments to the DTE Energy Company 2006 Long-Term Incentive Plan (LTIP). In 2006, the Board of Directors adopted the LTIP and our shareholders approved the LTIP on April 27, 2006. In February 2007, the Board approved an amendment to the LTIP to change the definition of “Fair Market Value” under the LTIP from the average of the high and low prices of the Company’s Common Stock on a given day to the closing price of the Company’s Common Stock. In addition, in March 2007, the Board approved an amendment to the LTIP allowing the Administrator of the Plan to delegate to the Company’s President the ability to make LTIP grants and awards to individuals not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). Shareholder approval of these non-material amendments was required under the rules of the New York Stock Exchange. In February 2010, the Board approved, effective upon shareholder approval at the 2010 Annual Meeting of Shareholders, additional amendments to the LTIP.

The material provisions of the proposed amendments are as follows:

•	Remove the limitation that the number of full value awards (e.g., restricted stock, performance shares, etc.) approved by the Organization and Compensation Committee cannot exceed 50% of the Common Stock authorized for issuance under the LTIP. With the removal of this restriction, the Organization and Compensation Committee is afforded greater flexibility to design compensation packages with a mix of restricted stock, performance shares and stock options for employees that enhance the Company’s ability to attract and retain employees.

•	Include a provision that any agreement specifying the terms of a grant of a stock award, performance shares, performance units, or options must provide that any options not exercised, any stock awards not vested, or any performance shares or performance units not paid at the time a participant violates any confidentiality, noncompetition, or non-solicitation covenant imposed on the participant under any separate agreement between the participant and the Company or a subsidiary (as determined under the terms of the separate agreement) are immediately forfeited.

•	Include a provision that all agreements awarding performance shares must provide that dividend equivalents with respect to the award will not be paid before the performance shares are earned and vested. (Previously, dividend equivalents were paid to LTIP participants upon performance shares being granted.) The Board’s Organization and Compensation Committee, who administers the LTIP for employees, approved changes to the actual LTIP agreements in June 2009 prohibiting the payment of dividends or dividend equivalents on unvested or unearned performance shares for grants in 2010 and thereafter.

•	Expressly prohibit the “recycling” of shares repurchased by stock option proceeds and expressly prohibit the “recycling” of shares tendered in payment of stock option exercise prices. Although the Company does not currently practice these types of share “recycling,” the amendment would expressly prohibit the practice.

•	Restrict the award limits for non-employee directors to no more than 100,000 shares in aggregate. The Board, who administers the LTIP for non-employee directors, currently practices this restriction. As of December 31, 2009, 4000 shares have been granted.

•	Expand the types of LTIP amendments that are considered material and require shareholder approval.

In addition, shareholder approval of the LTIP, as amended and restated, would also include approval of the non-material amendments approved by the Board in 2007.

The following discussion refers to the LTIP, as amended and restated, assuming the amendments described above are approved by the shareholders by an affirmative vote of a majority of the votes cast.

The Board is seeking approval of the amendments to enable the Company to continue to offer the incentives necessary to attract and retain the employees needed to support the Company’s future growth and success and align the long-term interests of employees with those of the shareholders. A summary of the amended LTIP, as amended and restated, follows, but this summary is qualified in its entirety by reference to the full text of the amended and restated LTIP, which is attached as Exhibit A to this Proxy Statement.

Material Terms of the LTIP

•	Participants: Any employee of DTE Energy or an entity in which DTE Energy has a direct or indirect ownership or other equity interest (“Subsidiary”) and any member of the Board, whether or not employed by DTE Energy or a Subsidiary, is eligible to participate if the plan administrator determines that the employee or director has contributed significantly, or may be expected to contribute significantly, to the profits or growth of DTE Energy or a Subsidiary. An eligible employee or director becomes a participant if he or she is selected to receive a LTIP award by the plan administrator.

•	Plan Administration: The Board administers the LTIP with respect to awards made to members of the Board who are not employees of DTE Energy or a Subsidiary. The Organization and Compensation Committee administers the LTIP with respect to awards made to employees of DTE Energy or a Subsidiary. The Committee may delegate to the CEO, and in certain instances, to the President, all or part of its authority and duties as to awards made to individuals not subject to Section 16 of the Exchange Act. References in this summary to the “plan administrator” include references to the Organization and Compensation Committee, any other committee appointed in its place, the CEO of DTE Energy or, in certain instances, the President of DTE Energy or the Board, as the context requires.

The plan administrator has the authority to determine the persons to whom awards will be made; to select the type, size and timing of each award; to set the terms and provisions of each award, consistent with the provisions of the LTIP; and to establish rules and policies for the plan. The plan administrator may not, however, grant to any participant in a single calendar year: (1) options for more than 500,000 shares of common stock; (2) stock awards for more than 150,000 shares of common stock; (3) performance share awards for more than 300,000 shares of common stock (based on the maximum payout under the award); or (4) more than 1,000,000 performance units, which have a face amount of $1.00 each.

•	Aggregate Number of Plan Shares: The maximum aggregate number of shares of common stock that may be issued or acquired and delivered under the LTIP pursuant to the exercise of options, the grant of stock awards and the settlement of performance shares and performance units is 9,000,000, subject to adjustment in the event of certain changes in capitalization or other corporate transactions. Of this total, the aggregate limit of awards to non-employee directors is 100,000 shares. It is anticipated that the plan would have sufficient shares to satisfy the needs of the plan through the end of 2011. If (i) an option is terminated, in whole or part, for any reason other than its exercise for shares of common stock; or (ii) a stock award is forfeited, in whole or in part; or (iii) an award of performance shares or performance units is terminated, in whole or in part for any reason other than its settlement in shares of common stock or cash, the number of shares subject to the terminated or forfeited portion of the award may be reallocated to other options, performance shares, performance units and stock awards, subject to the limits described above. Reallocation of shares shall not be permitted for shares repurchased by stock option proceeds, shares tendered in payment of an exercise price or shares tendered or withheld by the Company in satisfaction of tax obligations.

•	Stock Option Awards: Each stock option granted pursuant to the LTIP is evidenced by a written stock option agreement between the Company and the optionee. The option price will be fixed by the plan administrator but cannot be less than the Fair Market Value of DTE Energy common stock on the date of grant of the option. The option price may be paid in cash, cash equivalent acceptable to the plan administrator, or with unrestricted shares of DTE Energy common stock. The maximum period in which an option may be exercised will be fixed by the plan administrator on the date of grant, but cannot exceed ten years from the date of grant. The plan administrator also establishes, on the date of grant, the terms on which the option may be exercised and the consequences of termination of employment. Options granted under the LTIP may be either non-qualified options or incentive stock options. The plan administrator may not permit the exercise of any option earlier than one year after the date of the grant. Generally, one-third of the options covered by a single grant are exercisable one, two and three years after the date of the grant.

The federal income tax consequences of the two types of options differ, as described below. No federal income tax is recognized by a participant at the time an option is granted. If the option is an incentive stock option, no income will be recognized upon the participant’s exercise of the option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive stock option. The exercise of a non-qualified stock option is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. The employer (either DTE Energy or a Subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option equal to the amount of ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive stock option, but may claim a federal income tax deduction on account of certain dispositions of DTE Energy common stock acquired on exercise of an incentive stock option. The LTIP prohibits the reduction of the option price, and an option cannot be cancelled and replaced with new awards having a lower option price (where the economic effect would be the same as reducing the option price), without prior shareholder approval.

•	Stock Awards: Awards of Company stock may be granted, and may be forfeitable or subject to certain restrictions on transfer, or both, unless conditions prescribed by the plan administrator on the date of grant are satisfied. The conditions may include a requirement that the participant continue employment with DTE Energy or that stated performance objectives be achieved. Rights to stock awards cannot become non-forfeitable or unrestricted earlier than three years after the date of the award, except in limited special circumstances, including awards to new hires and participants expected to retire within three years, when stock awards can become non-forfeitable or unrestricted as early as one year after the date of the award. The participant generally is entitled to vote and receive dividend equivalents on the stock award prior to the time the shares become non-forfeitable or transferable. A participant recognizes ordinary income on the first day that the shares subject to the restricted stock award are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized equals the fair market value of the shares on that date. The participant’s employer is entitled to a Federal income tax deduction equal to the ordinary income recognized by the participant.

•	Performance Share Awards: Performance share awards entitle the participant to receive a specified number of shares of DTE Energy common stock or a cash payment, or a combination of the two, equal to the Fair Market Value of a specified number of shares or any combination of cash and common stock. The plan administrator may prescribe that performance shares will be earned only on satisfaction of performance objectives during a performance measurement period of at least one year or upon satisfaction of other requirements. The plan administrator may also specify the consequences of termination of employment. Rights in performance shares may not become non-forfeitable earlier than one year after the date of the award. Settlement will occur at the time specified by the plan administrator. A participant recognizes ordinary income on the settlement of a performance share award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant. Commencing in 2010, all agreements awarding performance shares shall provide that dividend equivalents with respect to the award will not be paid before the performance shares are earned and vested. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value (as defined in the LTIP) on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the O&C Committee. The final adjusted number of performance shares will be paid as provided in the LTIP.

•	Performance Unit Awards: A performance unit award entitles the participant to receive a payment equal to $1.00 per performance unit if certain standards are met. The plan administrator will prescribe the performance objectives and other requirements that must be satisfied before a performance unit is earned and specify the consequences of termination of employment. Performance units may not become non-

forfeitable earlier than one year after the date of the award. The period in which performance is measured will be at least one year. To the extent that performance units are earned, the obligation may be settled in cash, DTE Energy common stock, or a combination of the two. A participant recognizes ordinary income on the settlement of a performance unit award equal to any cash that is paid and the fair market value of common stock (on the date the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award. The participant’s employer is entitled to a Federal income tax deduction equal to the amount of ordinary income recognized by the participant.

•	Performance Objectives: Vesting, settlement or exercise of an award made under the LTIP may be conditioned upon the achievement of specified performance objectives by DTE Energy, a Subsidiary, or a division of DTE Energy or a Subsidiary. The performance objectives may be stated with respect to (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction, (iv) growth based on increasing sales or profitability of one or more business units, (v) performance against the companies in the Dow Jones Electric Utility Industry Group (“DJEUIG”) index, the companies in the S&P 500 Electric Utility Industry index, a peer group or similar benchmark selected by the Organization and Compensation Committee, (vi) earnings per share growth, (vii) employee satisfaction, (viii) nuclear plant performance achievement, (ix) return on equity, (x) economic value added, (xi) cash flow, (xii) earnings growth, (xiii) diversity, (xiv) safety, (xv) production cost, or (xvi) such other measures as may be selected by the plan administrator. Each of the performance objectives described in the preceding sentence may be stated with respect to the performance of DTE Energy, a Subsidiary or a division of DTE Energy or a Subsidiary. The performance objectives listed above are intended to qualify as “performance goals” so that grants qualify as deductible performance-based compensation for purposes of IRC Section 162(m).

•	Amendments: The Board may amend the LTIP from time to time or terminate it at any time. However, no material amendment to the LTIP may become effective until shareholder approval is obtained. A material amendment to the LTIP is any amendment that would (a) materially increase the aggregate number of shares of common stock that may be issued or delivered under the Plan or that may be issued to a Participant; (b) permit the exercise of an option at an option price less than the Fair Market Value on the date of grant of the option or otherwise reduce the price at which an option is exercisable, either by amendment of an Agreement or substitution with a new award with a reduced price; (c) change the types of awards that may be granted under the LTIP; (d) expand the classes of persons eligible to receive awards or otherwise participate in the LTIP; or (e) require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

•	Termination: No awards may be granted under the LTIP more than ten years after the LTIP was adopted by the Board. Awards granted before that date will remain valid in accordance with their terms.

•	Change in Control: In the event of a change in control (i) all options become fully exercisable, (ii) all stock awards become nonforfeitable and transferable, and (iii) all performance shares and performance units are earned, with the amount earned being the amount payable assuming attainment of the greater of target or actual performance levels through the date of the change in control. The accelerated exercisability, vesting or payment described in the preceding sentence may constitute a parachute payment, which may subject the affected participant to an excise tax imposed by IRC Section 4999. Consequently, the accelerated exercisability, vesting or payment is limited if, and to the extent that, the limitation will permit an affected participant to receive a greater net after-tax amount than he or she would receive absent the limitation. The limitation shall not apply to participants who are entitled to an indemnification of excise taxes by DTE Energy under change in control severance agreements or otherwise. Generally, a change in control occurs for purposes of the LTIP if DTE Energy or its assets are acquired by another company or DTE Energy merges with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of voting stock of DTE Energy immediately prior to the transaction. Shareholder approval of a liquidation or dissolution is also considered a change in control.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED DTE ENERGY COMPANY 2006 LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Office of the Comptroller of New York City, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (collectively, the “New York City Funds”), which beneficially owned an aggregate of 606,231 shares of the Company’s Common Stock as of November 3, 2009. The proposal, along with the supporting statement, is included below. The New York City Funds’ request was submitted by William C. Thompson, Jr., Comptroller, City of New York, 1 Centre Street, New York, New York 10007-2341 on behalf of the Boards of Trustees of the New York City Funds.

The following proposal and supporting statement were submitted by the New York City Funds:

Shareholder Proposal and Supporting Statement

Proposal

Resolved, that the shareholders of DTE Energy Corporation (“Company”) hereby request that the Company provide a report disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of DTE Energy, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

DTE Energy contributed at least $1.5 million in corporate funds since the 2002 election cycle (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors Response

THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

DTE Energy has a long tradition as a responsible corporate citizen and is committed to complying with the law regarding political contributions and expenditures. The Board believes the Company has a responsibility to shareholders to be engaged and to participate in the political process with respect to issues that affect the Company or are significant to our business. The Board also believes that it is in the best interests of our shareholders to support the legislative process by making corporate political contributions to organizations when such contributions are consistent with the Company’s business objectives and are permitted by federal, state and local laws.

This shareholder previously submitted substantially the same proposal in connection with both our 2008 and 2009 Annual Meetings of Shareholders, and the Board opposed the proposal on both occasions. The Company expanded its political contribution information and disclosures on our Web site prior to the 2008 Annual Meeting of Shareholders. At the 2008 Annual Meeting of Shareholders, the proposal was defeated by a vote of 58,491,668 “Against,” 24,705,127 “For” and 14,316,494 “Abstain.” At the 2009 Annual Meeting of Shareholders, the proposal was defeated by a vote of 58,316,502 “Against,” 26,667,835 “For,” and 13,636,524 “Abstain.” The Board continues to believe that adoption of this resolution is unnecessary. Information about, and links to, publicly available information concerning political contributions are available on our Web site at dteenergy.com/corporateGovernance/political.html and available through various political contribution disclosure laws.

In addition, the Company has adopted a formal policy on corporate political participation that applies to all employees of the Company and its subsidiaries and is incorporated in our daily business practices. A copy of this policy is available on our Web site at dteenergy.com/corporateGovernance/pdfs/politicalParticipation.html. Among other things, the policy provides as follows:

A. Corporate Contributions — Our policy mandates that corporate contributions to political organizations be made only as permitted by applicable laws and authorized by our Vice President — Corporate & Government Affairs. Disclosure of the aggregate amount of these contributions will be annually posted on our Web site.

B. Political Action Committee Contributions — Political contributions to federal, state and local candidates, political party committees, and political action committees are made by the DTE Energy Political Action Committee (PAC), which is funded by voluntary contributions from eligible DTE Energy employees. The PAC’s activities are guided by a steering committee comprised of PAC members elected by all PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. PAC contributions are reported to the Federal Election Commission and the Michigan Secretary of State’s Bureau of Elections. Links to these organizations are available on our Web site.

C. Trade Associations — DTE Energy belongs to a number of trade associations that participate in the political process. DTE Energy’s sole purpose in becoming a member of these trade associations is not for political purposes, as DTE Energy may not agree with all positions taken by trade associations on issues. The benefits that DTE Energy does receive from trade associations are primarily expertise and the ability to gain insight on industry setting standards. Our policy on political participation provides that DTE Energy will request that trade associations to which our dues or other payments are significant provide a breakdown of the portion of our dues or payments that were used for political contributions. This information is included in the annual Board report of PAC and political activities.

D. Board Oversight — The Company’s political activities are reviewed annually by the Public Responsibility Committee of the DTE Energy Board of Directors. We believe this oversight process ensures accountability and transparency for the Company’s corporate political activities.

Given the adoption of the Company’s policy on corporate political participation discussed above and the mandatory public disclosure requirements already required under the law, the Board has again concluded that the Company’s policy and disclosures exceed what is required by the law. This, coupled with ample public information regarding DTE Energy’s political participation, appropriately addresses the concerns cited in the New York City Funds’ proposal.

While the Company supports many of the objectives expressed in the shareholder proposal, the Company believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder DTE Energy’s ability to pursue its business and strategic objectives. For example, disclosing specific contributions made to political parties, committees and other organizations could lead to increased requests for contributions from the Company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the Company’s public policy and political strategies which could have negative consequences for the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS.

PROPOSAL NO. 6
SHAREHOLDER PROPOSAL RELATING TO BOARD DECLASSIFICATION

The Company expects the following shareholder proposal to be presented for consideration at the annual meeting by the Utility Workers Union of America (“UWUA”), which beneficially owned an aggregate of 217 shares of the Company’s Common Stock as of November 23, 2009. The proposal, along with the supporting statement, is included below. The UWUA request was submitted by Gary M. Ruffner, 815 Sixteenth Street, N.W., Washington, D.C. 20006 on behalf of the UWUA.

Shareholder Proposal

Resolved:  The shareholders of DTE Energy urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. This should be accomplished in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

Our Company’s Board is divided into three classes of directors serving staggered three-year terms. Under this structure, shareholders elect only approximately one-third of the directors each year.

We believe a classified board reduces the accountability of directors to shareholders. Directors elected only once every three years are less likely to maintain their independence from management, while directors standing for election every year are more likely to focus on shareholder concerns. The Council of Institutional Investors, the California Public Employees’ Retirement System, and TIAA-CREF have all adopted guidelines favoring the annual election of all directors.

In fact, DTE is one of very few significant utility companies that still maintain this undemocratic structure. Numerous utility and energy services companies have abandoned classified boards in recent years, including CenterPoint, Duke, Exelon, FirstEnergy, Integrys, NiSource, Reliant, and Sempra. Many other companies, including AEP, Consolidated Edison, Dominion, Entergy, and Michigan-based Consumers Energy, have provided for the annual election of all directors for many years.

Based on this evidence, we believe DTE’s retention of a classified Board of Directors has become an embarrassing anachronism that should be abandoned as soon as possible in favor of the annual election of all directors.

In addition to insulating management and directors from shareholders, a classified board reduces the flexibility of the Board to nominate new directors, for example to replace directors who may be underperforming, or to bring fresh perspectives to the Board’s deliberations. A declassified board, by contrast, could help speed the process of diversifying our Board of Directors to better reflect the communities our Company serves.

Finally, significant evidence exists that a classified board may reduce shareholder value. For example, a study in 2005 by Harvard Law School’s Lucian Bebchuk and Alma Cohen cited empirical evidence finding that “staggered boards are associated with lower firm value,” and that this “reduction in firm value associated with staggered boards is economically meaningful.” (“The Costs of Entrenched Boards,” Journal of Financial Economics.)

When Wisconsin Energy recommended to shareholders in 2004 that its board should be declassified, that company’s board stated that “a classified board has the effect of making it more difficult ... for stockholders to change a majority of directors even where a majority of stockholders are dissatisfied with the performance of incumbent directors.” We agree completely with that view, and believe that DTE shareholders should also have the opportunity to vote on the performance of our entire Board of Directors every year. We therefore urge shareholders to vote FOR this resolution.

Board of Directors Response

The Board of Directors has given careful thought to the proposal submitted by the UWUA and believes that a classified board provides the following important benefits to both the Company and its shareholders.

Independence.  The UWUA’s proposal states that directors who are elected only once every three years are less likely to maintain their independence from management, while directors standing for election every year are more likely to focus on shareholder concerns. We disagree and believe that electing directors to three-year terms enhances the independence of non-employee directors by providing them with a longer term of office during which to learn the Company’s business, and thereby be less reliant on the views and perspectives of management. The longer term also provides non-management directors with insulation from the pressure of management or of special interest groups that may be more focused on short-term results, as opposed to the long-term interests of all shareholders. Directors who do not have to worry about annual elections are more likely to resist short-term decision-making and more likely to be effective advocates for long-term results. The freedom to focus on the long-term interests of the Company instead of on the re-election process leads to greater independence and better governance.

Accountability.  In accordance with the Company’s Bylaws, the Board of Directors is divided into three classes that serve staggered three-year terms. The UWUA’s proposal for annual elections is based on an assumption that annual elections provide greater shareholder accountability. We do not agree with this assumption. The Board of Directors believes that a classified board structure does not make directors less accountable or attentive to shareholders than an annually-elected board. Directors are required to fulfill their fiduciary duties to a company and its shareholders regardless of how often they stand for election. Directors are equally accountable to shareholders in years in which they are elected and in years in which they do not face re-election and, in any event, at least one-third of all directors stand for election every year. Regulatory changes governing the independence of directors and recent public scrutiny of corporate directors serve as additional checks on the performance and accountability of directors.

Stability and Continuity.  The Board of Directors is also structured into classes to provide stability and continuity, while enhancing long-term planning and ensuring that, at any given time, there are experienced directors serving on our Board who are familiar with the Company’s businesses, products and services, markets, opportunities and challenges. A long-term focus can lead to a better competitive position for the Company and maximize shareholder value. At present, three of our directors — Dr. Bauder, Mr. Hennessey and Mr. Lobbia — have served on the Board of Directors for over 20 years. The depth and breadth of their knowledge of the Company and its operations are invaluable to the entire Board of Directors. The relationships they have developed with management are important, as they have fostered cooperation and knowledge sharing between management and the Board of Directors. Directors with meaningful tenure are able to provide insight into the rationale and historical context for past decisions and strategies. We believe the resulting continuity enhances director deliberations, knowledge base, stability and collegiality. The continuity also increases the full Board of Directors’ collective experience with the challenges and opportunities facing the Company, provides new directors the opportunity to learn about the Company’s business from the continuing directors and improves the Board of Directors’ ability to develop, refine, and execute the Company’s long-term strategic plans. By electing directors to a three-year term, we ensure that the directors with unexpired terms have the requisite experience and knowledge of the Company’s ongoing business and affairs to implement and focus on strategic long-term planning, goals and performance. An abrupt change in the Company’s Board of Directors could impair our progress in achieving our strategic goals.

In addition, the Board of Directors believes that its classified structure gives the Company an advantage in attracting and recruiting highly qualified and talented director candidates who are willing to make at least a three-year commitment of their time, energy and skills. When evaluating potential candidates for our Board of Directors, our Corporate Governance Committee considers a candidate’s willingness and ability to make a long-term service commitment. This serves the shareholders, as directors committed to the Company for the long-term can focus on the Company’s long-term strategic plans.

Protection Against Certain Takeovers.  The most likely event where the entire Board of Directors might be targeted for replacement is by an acquirer who wants to take over our Company quickly and perhaps at a price not in the best long-term interests of the majority of our shareholders. In that instance, the candidates would be selected based on the benefit to the potential acquirer rather than on their ability to represent the interests of all shareholders. The Company’s current classified board structure strongly encourages potential acquirers to deal directly with the Board of Directors if they are interested in acquiring the Company, and better positions the Board of Directors to negotiate effectively on behalf of shareholders to realize the greatest possible shareowner value. In addition, the Company’s classified board structure is designed to safeguard against a hostile purchaser replacing a majority of the directors with its own nominees at a single annual meeting, thereby gaining control of the Company and its assets, possibly without paying fair market value to the shareholders. A classified board does not preclude a takeover, but rather provides the Board of Directors the time and flexibility necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders, without the threat of imminent removal of a majority of members of the Board of Directors.

Community Interests.  At DTE Energy, a classified Board of Directors serves our interests in serving our community and is consistent with the Company’s status as a holding company for utilities with an important presence in Michigan and our region. This is a significant factor to our business and may differ considerably from other companies that have decided to declassify their boards. Over 70 percent of our directors are from Michigan, with strong community leadership ties and deep roots in various cities throughout the region. The Company’s directors play a more active role and have a higher identity in the markets we serve, as opposed to directors of some larger, more diversified companies. By maintaining a classified Board of Directors, we can balance from year-to-year the backgrounds and experience of our directors and the business contributions we hope that each director will make to the Company, our shareholders and the community. By eliminating the classified Board of Directors, the Company would risk that the entire Board of Directors may be replaced in a single year and that the Company would lose the relationships, community knowledge and other advantages that a stable, community-based leadership creates.

It is important to note that shareholder approval of the UWUA’s proposal would not in itself declassify the Board of Directors. Approval of this proposal would signal to the Board of Directors that a majority of the Company’s shareholders prefer that we take the necessary steps to end the staggered system of electing directors. The change to the class structure of the Board of Directors requires an amendment to the Company’s Bylaws. According to the Bylaws, the amendment must be approved by the shareholders. Consequently, shareholders would vote at the 2011 annual meeting for an amendment to the Bylaws providing for annual election of directors.

After careful consideration of this proposal, the Board of Directors has determined that retention of a classified board structure remains in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO BOARD DECLASSIFICATION.

CONSIDERATION OF ANY OTHER BUSINESS THAT MAY COME BEFORE
THE MEETING

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company including our Named Executive Officers;

•	The roles of our Organization and Compensation Committee of the Board and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.

Throughout this Proxy Statement, the term “Named Executive Officers” means: (1) the Chairman and CEO, Anthony F. Earley, Jr.; (2) the Executive Vice President and Chief Financial Officer, David E. Meador; (3) the President and Chief Operating Officer, Gerard M. Anderson; (4) the Group President of our Company and the President and Chief Operating Officer of our electric utility subsidiary, The Detroit Edison Company (“Detroit Edison”), Steven E. Kurmas; and (5) the Senior Vice President and General Counsel, Bruce D. Peterson. In addition, the term “executive” includes the Named Executive Officers and individuals who are at or above the level of corporate vice president (or equivalent), the General Auditor, and other individuals whose base annual salary is at or above $225,000, and includes Executive Officers as defined by the Exchange Act.

Philosophy and Objectives

Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•	Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.

Role of the Organization and Compensation Committee

The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders. The Board-designed governance process expressly delegates to the Organization and Compensation Committee (the “O&C Committee”) the responsibility to determine and approve the CEO’s compensation, as well as the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.

The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation program throughout the enterprise (including subsidiaries). The O&C

Committee responsibilities for executive compensation are more fully detailed in its charter, which is available at http://www.dteenergy.com/investors/corporateGovernance/charters/organization.html. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board Committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. The O&C Committee, based on input from its consultant and management and a review of competitive data from peer group companies (as discussed below), believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.

Independent Review of Compensation Program — The O&C Committee employs an outside consulting firm, Mercer Human Resources Consulting LLC (“Mercer HR”), a subsidiary of Marsh & McClennan Companies, Inc. (“Marsh”), to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session and consults with the members as required and provides input with regard to the CEO’s compensation and performance.

Mercer HR has served as the O&C Committee’s outside consultant since 2002 and is considered to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge of Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which have a total cost of $25,000 or greater, require pre-approval by the O&C Committee, based upon the recommendation of management.

In 2009, we paid Mercer HR approximately $141,000 for advising the O&C Committee on executive compensation, of which $35,000 related to services provided in 2008. We also paid Oliver Wyman, another subsidiary of Marsh, approximately $515,000 for performing a comprehensive administrative and general cost benchmarking study in the fourth quarter of 2008 and Mercer HR approximately $52,000 for health and welfare benefit consulting services provided in the fourth quarter of 2008 and January 2009. The O&C Committee approved all of these additional services. Prior to 2009, Mercer HR provided health and welfare consulting services to the Company along with union negotiation support services. Beginning in 2009, the Company decided to use another consultant to provide these services.

Management’s Role

Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO’s compensation, management’s responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.

The CEO’s compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment — Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains an external consulting firm to conduct a market study generally every two years covering compensation practices for similar positions in the peer group. The most recent study was completed in September 2007 by Hewitt Associates (“Hewitt”). Hewitt’s comprehensive data base included most of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

The peer group for the 2007 study, as approved by the O&C Committee, consisted of the following companies. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide us with availability of data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data for the Named Executive Officers and the Company’s mix of compensation components in making compensation decisions.

Utility/Energy Companies	Non-Energy Companies

Allegheny Energy, Inc.	Comerica Incorporated
Ameren Corporation	Cummins Inc.
American Electric Power Company, Inc.	Eaton Corporation
CenterPoint Energy, Inc.	Johnson Controls, Inc.
CMS Energy Corporation	Kellogg Company
Constellation Energy Group, Inc.	Masco Corporation
Dominion Resources, Inc.	Owens Corning
Duke Energy Corporation	PPG Industries, Inc.
Edison International	The Sherwin-Williams Company
Energy Future Holdings Corp. (formerly TXU Corp.)	TRW Automotive Inc.
Entergy Corporation	Whirlpool Corporation
FirstEnergy Corp.
NiSource Inc.
PG&E Corporation
PPL Corporation
Public Service Enterprise Group Incorporated
SCANA Corporation
Sempra Energy
The Southern Company

Key Components of Executive Compensation

The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentive Plans

•	Retirement and Other Benefits

•	Post-Termination Agreements (Severance and Change-in-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company’s executive compensation program:

Base Salary

The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the individual, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. Annually, we review these midpoints to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentive Plans

We have two primary incentive plans that reward executives for performance. The plans are consistent with our objectives of tying compensation to performance and encouraging executives to align their interests with those of the shareholders of the Company. The DTE Energy Company Annual Incentive Plan (the “Annual Incentive Plan”) allows us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. The DTE Energy Company 2006 Long-Term Incentive Plan allows us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and create shareholder alignment. On April 27, 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan, which replaced the 2001 Stock Incentive Plan (the two plans are referred to collectively as the “Long-Term Incentive Plan”).

We believe the current mix among base salary, the Annual Incentive Plan and the Long-Term Incentive Plan is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the Annual Incentive Plan and the Long-Term Incentive Plan provides a balance of short- and long-term incentives to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.

a. Annual Incentive Plan — The objective of the Annual Incentive Plan is to compensate individuals yearly based on the achievement of specific annual goals. Participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and functional/departmental objectives. The purpose of providing cash awards under the Annual Incentive Plan is to tie compensation to near-term performance. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.

The Annual Incentive Plan cash awards to executives are determined as follows:

1. The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

2. The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

3. The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

4. The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

For 2009, the performance objectives (and related weighting) for calculating the Named Executive Officers pre-adjusted award were as follows:

For Messrs. Earley, Meador, Anderson and Peterson:

Measures	Weight

DTE Energy Operating Earnings Per Share	30%
DTE Energy Cash Flow	30%
Customer Satisfaction Percentile Ranking	10%
MPSC Complaints	10%
Safety	10%
Diversity Hiring — Minority	5%
Diversity Hiring — Female	5%

The DTE Energy operating EPS target was $2.90, and the actual result for 2009 was $3.30 resulting in a payout of 175% of the target amount for that objective. The DTE Energy cash flow target was $400 million, and the actual result as defined for 2009 was $980 million, resulting in a payout of 175% of the target amount for that objective.

For 2009, the performance targets for MPSC complaints, diversity hiring — minority and diversity hiring — female were met or exceeded. Actual results for the customer satisfaction rating percentile ranking and safety measures were below target but exceeded threshold. The aggregate weighted payment percentage for Messrs. Meador and Peterson’s pre-adjusted calculated award was 150.7%. Due to two work-related fatalities during 2009, the O&C Committee decided that Messrs. Earley and Anderson should not receive any credit for the safety measure. Other corporate executives and leaders received a similar adjustment. Messrs. Earley and Anderson’s pre-adjusted calculated award was adjusted down to 145.9%.

For Mr. Kurmas:

Measures	Weight

DTE Energy Operating Earnings Per Share	10%
Detroit Edison Operating Net Income	20%
Detroit Edison Cash Flow	20%
Customer Satisfaction Percentile Ranking	15%
MPSC Complaints	15%
Safety	10%
Diversity Hiring — Minority	5%
Diversity Hiring — Female	5%

As stated above, the DTE Energy operating EPS target of $2.90 was met, resulting in a payout of 175% of the target amount for that objective. The Detroit Edison operating net income target was $375 million, and the actual result for 2009 for incentive purposes was $380 million resulting in a payout of 109.4% of the target amount for that objective. The Detroit Edison cash flow target was $260 million, and the actual result as defined for 2009 was $401 million, resulting in a payout of 175% of the target for that objective.

For 2009, the performance targets for MPSC complaints, diversity hiring — minority and diversity hiring — female, were met or exceeded. Actual results for the customer satisfaction percentile ranking and safety measures were below target but exceeded threshold. Due to a work-related fatality at Detroit Edison during 2009, the O&C Committee decided that Mr. Kurmas should not receive any credit for the safety measure. Other Detroit Edison executives and leaders received a similar adjustment. The aggregate weighted payment percentage for the pre-adjusted calculated award for Mr. Kurmas, after adjusting for the safety measure, was 127.1%.

The earnings per share, cash flow and net income measures were chosen as indicators of the Company’s financial strength. The customer satisfaction, safety and diversity measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work.

Each objective has a minimum, target and maximum level. The Company must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target, and the maximum established for each level (or better) will result in a payment of 175% of target.

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2009, qualitative criteria include, as applicable, leadership performance, overall operational, employee engagement and customer performance, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer’s annual cash bonus such that the Named Executive Officer’s actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2009, after adjusting for individual performance, annual incentive awards for the Named Executive Officers ranged from 115% to 130% of the pre-adjusted calculated awards.

The final awards for 2009 year were paid to each of the Named Executive Officers in early 2010 and are reported in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” on page 55.

b. Long-Term Incentive Plan — The Long-Term Incentive Plan provides the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 53, ensure that the executives and other employees have a vested interest in the long-term financial health, management, and success of the Company.

The Long-Term Incentive Plan rewards executives and other employees with stock-based compensation. Participants are eligible to receive stock options, restricted stock, performance shares, performance units or a combination of these awards. To date, we have granted only performance shares, time-based restricted stock and non-qualified stock options. Executives receive Long-Term Incentive Plan grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers are as follows: Mr. Earley — 300% of base salary; Mr. Anderson — 200% of base salary; Mr. Kurmas — 155% of base salary; Mr. Meador — 150% of base salary and Mr. Peterson — 115% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential, and retention issues in determining the final number of awards granted. Due to economic conditions, the 2009 option grants were reduced or held at the 2008 grant levels for a majority of the executives.

The value of each element of these Long-Term Incentive Plan grants was as follows:

Performance Shares	Approximately 40%
Restricted Stock	Approximately 40%
Stock Options	Approximately 20%

This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

•	Performance Shares Granted in 2009: In 2009, performance shares represented approximately 40% of the overall Long-Term Incentive Plan grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, depending on the level of achievement of performance measures. The performance measurement period for the 2009 grants is January 1, 2009 through December 31, 2011. Payments earned under the 2009 grants and the related performance measures are described in footnote 2 to the “Grants of Plan-Based Awards” table on page 57. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of performance shares. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents will not be paid on unvested or unearned performance shares.

•	Performance Shares Paid in 2009: The performance shares granted in 2006 were paid in early 2009. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2009 Payout of Awards Granted in 2006)

Measures	Weight

Total Shareholder Return vs. Peer Group (as defined below)	70%
Balance Sheet Health	15%
Employee Engagement	15%

The peer group for the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the following companies. These companies were selected because (1) their operations are largely regulated; (2) their size (based on market capitalization) and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500

Electric Utility Indices and eliminated companies with less than $2 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation	NSTAR
American Electric Power Company, Inc.	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
CMS Energy Corporation	Progress Energy, Inc.
Consolidated Edison, Inc.	SCANA Corporation
DPL, Inc.	TECO Energy, Inc.
Great Plains Energy Inc.	The Southern Company
Integrys Energy Group, Inc.	Vectren Corporation
NiSource Inc.	Westar Energy, Inc.
Northeast Utilities	Wisconsin Energy Corporation
NV Energy, Inc.	Xcel Energy Inc.

Total shareholder return compared to the Peer Group is the primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies. See footnote 2 to the “Option Exercises and Stock Vested in 2009” table on page 60. Over the past three years, the payout level has ranged from 12.75% to 36.25%. For the 2006 — 2008 period, the minimum levels of performance for all three measures were exceeded. Based on the results of these measures, the 2009 payout level, as approved by the O&C Committee, was 74.8%.

•	Restricted Stock: The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2009, restricted stock was granted, representing approximately 40% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 26, 2012. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. These restricted stock grants do not qualify as performance-based compensation under Internal Revenue Code Section 162(m). As such, the full values of these shares are included in the Internal Revenue Code Section 162(m) computation in the year of vesting. For more information, see “Internal Revenue Code Limits on Deductibility of Compensation” on page 53. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

•	Stock Options: In 2009, non-qualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allows us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options.

We have granted non-qualified stock options to executives and other employees of all levels since 1997 to enable these individuals to participate in our future success and to align their interests with those of our shareholders. The granting of options is administered by the O&C Committee under the terms of the Long-Term Incentive Plan.

Retirement and Other Benefits

Providing a supplemental retirement program for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 61 describe both the qualified and nonqualified retirement benefit programs for which certain executives are eligible and are commonly offered by other employers in our peer group. Other benefit programs include the DTE Energy Company Supplemental Savings Plan (the “Supplemental Savings Plan”), which mirrors the 401(k) plan and allows executives to continue to defer base salary after certain IRS limits have been reached. The matching contributions we make in the Supplemental Savings Plan are the same as those provided under the 401(k) plan. For further description of the supplemental retirement programs, see “Pension Benefits” on page 60.

Executive Benefits

We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of executive benefits provided to executives against a peer group to assure they are reasonable and consistent with our overall compensation objectives.

We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.

During 2009, we provided various benefits for a limited number of officers that included the following:

a. Home security program and security driver for business: Home security monitoring for most executives has been phased out and replaced by the executive benefit allowance. During 2009, the Company provided home security monitoring systems for certain executives, including some of the Named Executive Officers, based on our executive security policies and a security risk assessment by the Company’s chief security officer. These expenses are considered appropriate to protect the Company and its executives despite the incidental personal benefit to the executives. In addition to home security monitoring, under our executive security policy, the Board requires Mr. Earley to use a Company car and security driver while on Company business.

b. Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2009, there was no personal use of the aircraft.

c. Supplemental retirement program: Certain executives are eligible for both the qualified and non-qualified retirement benefit programs, which are commonly offered by other employers in our peer group. For further description of the supplemental retirement programs, see “Pension Benefits” on page 60.

d. Other benefits: Executives are also allowed the limited use of corporate event tickets when available.

Post-Termination Agreements

We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 64.

Stock Ownership Policy

Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Messrs. Earley and Anderson, five times their respective base salary; (ii) for Messrs. Kurmas and Meador, four times their respective base salary; and (iii) for Mr. Peterson, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of January 1, 2010, 100% of the Named Executive Officers and other required employees met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation

Internal Revenue Code Section 162(m) places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to “covered employees” unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, “covered employees” for these purposes are our CEO and the three highest paid executive officers named in the “Summary Compensation Table” on page 55 other than the CEO and CFO. The Annual Incentive Plan and the Long-Term Incentive Plan, previously approved by the shareholders, are designed to provide the opportunity for use of the performance-based compensation exception. The Long-Term Incentive Plan permits various types of awards, some of which qualify for exemption under Internal Revenue Code Section 162(m) and some of which do not. We expect to continue to emphasize performance-based compensation programs designed to fulfill future corporate business objectives at all levels. Although these programs are generally designed to satisfy the requirements of Internal Revenue Code Section 162(m), we believe it is important to preserve flexibility in designing compensation programs and it may be appropriate in certain circumstances to grant compensation that may not meet all of the Internal Revenue Code requirements for deducting compensation in excess of $1 million and, therefore, will not be tax deductible for the Company. For the 2009 tax year, the Company paid the Named Executive Officers a total of $2.8 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.

Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) (for interim and annual periods ending on or before September 15, 2009). Financial Accounting Standards Board Statement SFAS No. 123R requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. However, our executives only realize benefits from their stock options to the extent our stock price exceeds the option exercise price when they exercise their vested stock options.

Report of the Organization and Compensation Committee

The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2010 Proxy Statement.

Organization and Compensation Committee

Eugene A. Miller, Chair
Frank M. Hennessey
Allan D. Gilmour
Ruth G. Shaw

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, except for Mr. Kurmas. Since 2009 was Mr. Kurmas’ first year as a Named Executive Officer, his total compensation, and the corresponding footnotes, relate only to the fiscal year ended December 31, 2009.

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
			Stock	Option	Plan	Deferred	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	Earnings ($)(5)	($)(6)	($)

Anthony F. Earley, Jr.,	2009	1,200,000	3,185,000	749,700	2,275,000	1,663,241	138,160	9,211,101
Chairman and	2008	1,186,538	3,426,780	763,200	1,500,000	828,230	133,891	7,838,639
Chief Executive Officer	2007	1,150,000	3,533,500	742,900	1,325,000	298,655	120,763	7,170,818

David E. Meador,	2009	545,000	540,150	176,400	800,800	744,098	87,623	2,894,071
Executive Vice President and	2008	536,923	814,905	190,800	466,000	224,759	72,966	2,306,353
Chief Financial Officer	2007	511,154	573,000	96,900	326,100	40,499	75,484	1,623,137

Gerard M. Anderson,	2009	820,000	1,385,000	441,000	1,170,000	984,958	87,983	4,888,941
President and Chief Operating	2008	807,885	1,671,600	357,750	759,500	306,870	89,653	3,993,258
Officer	2007	765,385	1,528,000	226,100	698,200	71,506	101,298	3,390,489

Steven Kurmas,	2009	435,000	540,150	149,940	467,200	697,028	70,118	2,359,436
Group President

Bruce D. Peterson,	2009	458,000	349,020	110,250	476,200	188,347	67,421	1,649,238
Senior Vice President and	2008	453,154	526,554	119,250	261,100	146,191	67,075	1,573,324
General Counsel	2007	436,154	477,500	96,900	302,800	162,284	61,946	1,537,584

(1)	The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the Supplemental Savings Plan. The amounts deferred by each of the Named Executive Officers were as follows:

Name	2009 Deferred Amount	2008 Deferred Amount	2007 Deferred Amount

Anthony F. Earley, Jr.	$103,500	$103,154	$99,500
David E. Meador	$27,100	$27,454	$25,392
Gerard M. Anderson	$65,500	$65,289	$61,038
Steven Kurmas	$11,400
Bruce D. Peterson	$20,140	$20,752	$19,392

(2)	These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2007, 2008 and 2009 in accordance with FASB ASC Topic 718. The amounts for 2007 and 2008 have been restated in accordance with Proxy Disclosure Enhancement Rules adopted by the Securities and Exchange Commission on December 16, 2009. The number of awards granted and other information related to the 2009 grants are detailed in the “Grants of Plan-Based Awards” table on page 57.

(3)	These amounts represent the grant date fair value of the stock options granted in 2007, 2008 and 2009 in accordance with FASB ASC Topic 718. The amounts for 2007 and 2008 have been restated in accordance with Proxy Disclosure Enhancement Rules adopted by the Securities and Exchange Commission on December 16, 2009. The number of awards granted and other information related to the 2009 grants are detailed in the “Grants of Plan-Based Awards” table on page 57.

(4)	The 2009 Annual Incentive Plan amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 48 and include an individual performance modifier.

(5)	The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE

Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. The measurement period for 2009 was from January 1, 2009 to December 31, 2009, the measurement period for 2008 was December 1, 2007 to December 31, 2008 and the measurement period for 2007 was from December 1, 2006 to November 30, 2007. As a result of the measurement date for 2008 being a 13 month period, the Company has elected to report an annualized amount for 2008 in this table. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2007, 2008 and 2009 valuations were 6.5%, 6.9% and 5.9%, respectively. These plans are described in more detail beginning on page 61.

(6)	The following table provides a breakdown of the 2009 amounts reported in this column.

	Company Matching	Company Matching
	Contributions to	Contributions to	Additional
	the 401(k) Plan	the Supplemental	Benefits	Total
Name	($)*	Savings Plan	($)***	($)

Anthony F. Earley, Jr.	11,077	60,923	66,160	138,160
David E. Meador	12,577	20,123	54,923	87,623
Gerard M. Anderson	11,354	37,846	38,783	87,983
Steven Kurmas	14,700	11,400	44,018	70,118
Bruce D. Peterson	12,683	14,797	39,941	67,421

*	The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from base salary. The total combined Company matching contributions between the plans cannot exceed 6% for each of the Named Executive Officers.

**	The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($15,500 plus $5,000 per year catch-up contribution for 2007 and 2008 and $16,500 plus $5,500 per year catch-up contributions for 2009) and the compensation limit $225,000 for 2007, $230,000 for 2008 and $245,000 for 2009). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***	The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives received a cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2009 was $35,000. Other executive benefits during 2009 included security services and limited personal use of the use of corporate event tickets. See “Executive Benefits” on page 52 for a full discussion of executive benefits.

Grants of Plan-Based Awards

					Estimated Future Payouts
		Estimated Future Payouts Under Non-Equity Incentive			Under Equity			All Other	All Other
		Plan Awards(1)			Incentive Plan Awards(2)			Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value of
								Shares of	Securities	Price of	Stock and
			Target					Stock or	Underlying	Option	Option
	Grant	Threshold	Award	Maximum	Threshold		Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	Target (#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)(5)

Anthony F. Earley, Jr.		0	1,200,000	3,150,000
	02/26/2009				0	60,000	120,000				1,662,000
	02/26/2009							55,000			1,523,500
	02/26/2009								170,000	27.70	749,700

David E. Meador		0	408,750	1,072,969
	02/26/2009				0	10,000	20,000				277,000
	02/26/2009							9,500			263,150
	02/26/2009								40,000	27.70	176,400

Gerard M. Anderson		0	615,000	1,614,375
	02/26/2009				0	25,000	50,000				692,500
	02/26/2009							25,000			692,500
	02/26/2009								100,000	27.70	441,000

Steven Kurmas		0	282,750	742,219
	02/26/2009				0	10,000	20,000				277,000
	02/26/2009							9,500			263,150
	02/26/2009								34,000	27.70	149,940

Bruce D. Peterson		0	274,800	721,350
	02/26/2009				0	6,500	13,000				180,050
	02/26/2009							6,100			168,970
	02/26/2009								25,000	27.70	110,250

(1)	These dollar amounts represent the threshold, target, and maximum payouts for the 2009 plan year under the Annual Incentive Plan. The various measures and details of the 2009 final awards are presented beginning on page 48.

(2)	The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 26, 2009. The performance measurement period for the 2009 grants is January 1, 2009 through December 31, 2011. Payments earned from the 2009 grants will be based on three performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (40%), (ii) business unit specific measure (40%) and (iii) balance sheet health (20%). The final payouts, if any, will occur after the O&C Committee approves the final results in early 2012. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)	This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 26, 2009. These shares of restricted stock will vest on February 26, 2012, assuming the Named Executive Officer is still actively employed by the Company on that date. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	This column reports the number of stock options granted under the Long-Term Incentive Plan to the Named Executive Officers on February 26, 2009. These stock options, which will expire on February 26, 2019, are exercisable at $27.70 per share when they become vested. The Company determined the exercise price for stock options based on the closing price on the date of grant. On February 26, 2009, the closing price for DTE Energy common stock was $27.70 per share. These stock options vest one-third on each anniversary of the grant date over a three-year period.

(5)	This column reports the grant date fair value of each equity award granted in 2009 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Market or
									Number of	Payout Value
	Number of		Number of						Unearned	of Unearned
	Securities		Securities						Shares, Units	Shares, Units
	Underlying		Underlying				Number of		or Other	or Other
	Unexercised		Unexercised				Shares or	Market Value of	Rights That	Rights That
	Options		Options		Option	Option	Units of Stock	Shares or Units of	Have Not	Have Not
	Exercisable		Unexercisable		Exercise	Expiration	That Have	Stock That Have	Vested (#)	Vested($)
Name	(#)		(#)		Price ($)	Date	Not Vested (#)(13)	Not Vested ($)(14)	(15)	(16)

Anthony F. Earley, Jr.							132,000	5,753,880
									139,000	6,059,010
	75,000	(1)			38.77	3/13/2011
	100,000	(2)			41.59	2/27/2012
	100,000	(3)			41.46	2/27/2013
	150,000	(4)			39.41	2/9/2014
	100,000	(5)			44.72	2/15/2015
	115,000	(6)			43.42	2/28/2016
	76,666	(7)	38,334	(7)	47.75	2/23/2017
	53,333	(8)	106,667	(8)	41.79	2/25/2018
			170,000	(9)	27.70	2/26/2019

David E. Meador							25,000	1,089,750
									26,000	1,133,340
	15,000	(2)			41.59	2/27/2012
	15,000	(3)			41.46	2/27/2013
	6,667	(4)			39.41	2/9/2014
	17,000	(5)			44.72	2/15/2015
	20,000	(6)			43.42	2/28/2016
	10,000	(7)	5,000	(7)	47.75	2/23/2017
	13,333	(8)	26,667	(8)	41.79	2/25/2018
			40,000	(9)	27.70	2/26/2019

Gerard M. Anderson							60,000	2,615,400
									62,000	2,702,580
	25,000	(1)			38.77	3/13/2011
	30,000	(2)			41.59	2/27/2012
	20,000	(3)			41.46	2/27/2013
	40,000	(4)			39.41	2/9/2014
	35,000	(5)			44.72	2/15/2015
	45,000	(6)			43.42	2/28/2016
	23,333	(7)	11,667	(7)	47.75	2/23/2017
	25,000	(8)	50,000	(8)	41.79	2/25/2018
			100,000	(9)	27.70	2/26/2019

Steven Kurmas							14,700	640,773
									15,500	675,645
	20,000	(10)			45.28	6/25/2011
	10,000	(11)			45.28	6/25/2011
	10,000	(2)			41.59	2/27/2012
	8,000	(3)			41.46	2/27/2013
	15,000	(4)			39.41	2/9/2014
	10,000	(5)			44.72	2/15/2015
	10,000	(6)			43.42	2/28/2016
	3,333	(7)	1,667	(7)	47.75	2/23/2017
	3,333	(8)	6,667	(8)	41.79	2/25/2018
			34,000	(9)	27.70	2/26/2019

	Option Awards						Stock Awards
										Market or
									Number of	Payout Value
	Number of		Number of						Unearned	of Unearned
	Securities		Securities						Shares, Units	Shares, Units
	Underlying		Underlying				Number of		or Other	or Other
	Unexercised		Unexercised				Shares or	Market Value of	Rights That	Rights That
	Options		Options		Option	Option	Units of Stock	Shares or Units of	Have Not	Have Not
	Exercisable		Unexercisable		Exercise	Expiration	That Have	Stock That Have	Vested (#)	Vested($)
Name	(#)		(#)		Price ($)	Date	Not Vested (#)(13)	Not Vested ($)(14)	(15)	(16)

Bruce D. Peterson							17,200	749,748
									18,000	784,620
	10,000	(12)			42.68	7/8/2012
	10,000	(3)			41.46	2/27/2013
	6,667	(4)			39.41	2/9/2014
	15,000	(5)			44.72	2/15/2015
	17,000	(6)			43.42	2/28/2016
	10,000	(7)	5,000	(7)	47.75	2/23/2017
	8,333	(8)	16,667	(8)	41.79	2/25/2018
			25,000	(9)	27.70	2/26/2019

(1)	These stock options vested in three installments as follows: 50% on March 14, 2002; 25% on March 14, 2003 and 25% on March 15, 2004.

(2)	These stock options vested in three equal annual installments beginning on February 27, 2003.

(3)	These stock options vested in three installments as follows: 33% on February 27, 2004; 33% on February 27, 2005 and 34% on February 27, 2006.

(4)	These stock options vested in three equal annual installments beginning on February 9, 2005.

(5)	These stock options vested in three equal annual installments beginning on February 15, 2006.

(6)	These stock options vested in three equal annual installments beginning on February 28, 2007.

(7)	These stock options vest in three equal annual installments beginning on February 23, 2008.

(8)	These stock options vest in three equal annual installments beginning on February 25, 2009.

(9)	These stock options vest in three equal annual installments beginning on February 26, 2010.

(10)	These stock options vested in four installments as follows: 50% on June 26, 2002; 20% on June 26, 2003; 20% on June 26, 2004; and 10% on June 26, 2005.

(11)	These stock options vested in three installments as follows: 50% on June 26, 2002; 25% on June 26, 2003; and 25% on June 26, 2004.

(12)	These stock options vested in four equal annual installments beginning on July 8, 2003.

(13)	The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 23, 2007, February 25, 2008 and February 26, 2009. Each of these grants will vest on the third anniversary of the date of the grant.

(14)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2009 ($43.59 per share).

(15)	The numbers in this column reflect the total number of unvested performance shares, at target level of performance, granted on February 23, 2007, February 25, 2008 and February 26, 2009. The payout, if any, will occur after the end of the three-year performance period.

(16)	The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2009 ($43.59 per share).

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	on Vesting ($)

Anthony F. Earley, Jr.	25,000	72,660	37,000(1)	990,490
			27,691(2)	767,041

David E. Meador	0	0	6,500(1)	174,005
			4,865(2)	134,761

Gerard M. Anderson	0	0	19,334(1)	531,107
			11,974(2)	331,680

Steven Kurmas	0	0	2,500(1)	66,925
			1,871(2)	51,827

Bruce D. Peterson	0	0	5,500(1)	147,235
			4,116(2)	114,013

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 28, 2006 and vested on February 28, 2009. This row also includes the vesting on June 23, 2009 of 3,334 shares of the 10,000 share special grant awarded to Mr. Anderson on June 23, 2004.

(2)	This row is the number and related fair market value of the performance shares that were originally granted on February 28, 2006 based upon performance measures described on page 50 in “Long-Term Incentive Plan.”

Pension Benefits

For purposes of the following discussion concerning the pension benefits and retirement plans in which our Named Executive Officers participate, we will be using the following terms:

•	“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	“DC ESRP” means the Defined Contribution component of the ESRP (non-qualified plan for tax purposes)

•	“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“MCN Retirement Plan” means the MCN Traditional component of the Retirement Plan

•	“MSBP” means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes)

•	“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“Traditional Retirement Plan” means the Detroit Edison Traditional component of the Retirement Plan (tax-qualified plan) The “Pension Benefits” table below describes the retirement benefits for the Named Executive Officers.

				Present Value of	Payments During
		Number of Years		Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	Credited Service (#)		($)	($)

Anthony F. Earley, Jr.	Retirement Plan	15.8		639,537	0
	SRP	15.8		2,608,539	0
	ESRP	30.8	(2)	7,560,598	0

David E. Meador	Retirement Plan	12.8		346,761	0
	SRP	12.8		431,327	0
	ESRP	22.8	(2)	2,090,458	0

Gerard M. Anderson	Retirement Plan	16.1		408,428	0
	SRP	16.1		929,250	0
	ESRP	16.1		2,123,689	0

Steven Kurmas	Retirement Plan	30.3		1,142,919	0
	SRP	30.3		631,447	0
	ESRP	30.3		515,586	0

Bruce D. Peterson	Retirement Plan	7.5		154,801	0
	SRP	7.5		253,397	0
	ESRP	7.5		475,368	0

(1)	As described below, Messrs. Earley, Meador and Anderson each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)	For purposes of calculating the benefit under the MSBP only, Messrs. Earley and Meador have 15 and 10 years, respectively, of additional awarded service. Messrs. Earley’s and Meador’s eligibility for the additional awarded service, granted at the time of their hiring, is subject to their meeting the eligibility requirements of that plan. This additional time was granted to Messrs. Earley and Meador to compensate them for lost pension benefits from their respective previous employers. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer’s retirement plan.

Retirement Plan:  The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Earley, Meador and Anderson participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Mr. Peterson participates in the Cash Balance Plan.

•	Traditional Retirement Plan: The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early retirement benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. An annual benefit (payable in equal monthly installments for life) is calculated in the same manner as described above, subject to a reduction factor based on the employee’s age at the time the retirement allowance commences. The early retirement age is computed on the basis of the number of full months by which the employee is under the age to be attained at the employee’s next birthday. An employee who is qualified for early retirement may elect to defer benefit payments until age 65 with no reduction in the allowance or any earlier age with the corresponding reduction factor. Only Messrs. Earley and Anderson are currently eligible for any early retirement benefit.

•	MCN Retirement Plan: The benefits provided under this plan are based on an employee’s years of benefit service, average final compensation and age at retirement. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to retirement. The monthly benefit at age 65 consists of the total of the following:

1. 1.33% for each year of credited service up to 30, times average final compensation, plus,

2. 1.43% for each year of credited service over 30, times average final compensation, plus,

3. 0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.

An employee who has attained age 55 and whose combined attained age and years of credit service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early retirement benefit starting before the participant’s normal retirement age. The benefit is reduced by 5% for each year retirement precedes age 62, through age 55. Benefits are actuarially reduced if retirement occurs between ages 48 and 55.

•	Cash Balance Plan: The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA.

SRP:  The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code.

ESRP:  The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Earley, Meador and Anderson will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas and Peterson are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•	MSBP: Prior to January 1, 2001, many Company executives, including all of the Named Executive Officers (other than Messrs. Kurmas and Peterson) participated in the MSBP. The MSBP was incorporated into the ESRP and certain executives, including Messrs. Earley, Meador and Anderson, were designated as grandfathered participants. Under the current terms of the ESRP, grandfathered participants will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Messrs. Kurmas and Peterson, who are not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s retirement plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive’s base salary in lieu of a bonus. In the event of a change-in-control of the Company, executives who have entered into

Change-in-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the MSBP.

•	DC ESRP: Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to non-qualified supplemental retirement benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and Annual Incentive Plan awards that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. In the event of a change-in-control of the Company, executives who have entered into Change-in-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 64 for further explanation of the change-in-control provision of the DC ESRP.

Non-Qualified Deferred Compensation

The following table details the contributions (both employee and Company), earnings, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2009. This plan is more fully described below.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Balance
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	at Last Fiscal Year
Name	($)(1)	($)(2)	($)(3)	End ($)

Anthony F. Earley, Jr.	103,500	60,923	449,994	1,858,770
David E. Meador	27,100	20,123	105,755	483,536
Gerard M. Anderson	65,500	37,846	181,405	848,475
Steven Kurmas	11,400	11,400	10,128	109,385
Bruce D. Peterson	20,139	14,797	27,317	258,928

(1)	During 2009, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contribution to the Supplemental Savings Plan for 2009 and are included in the “Summary Compensation Table” on page 55 as “All Other Compensation.”

(3)	These earnings (losses) represent investment income on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are based on this income and are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — A participant may contribute up to 100% (less applied FICA taxes and other legally required deductions) of base salary to the Supplemental Savings Plan. The percentage a participant may contribute to the Supplemental Savings Plan is determined by the percentage being contributed to the 401(k) plan. A participant may direct his or her contributions and related company contributions to any investment option available under the 401(k) plan. As under the 401(k) plan, investment directions and exchanges may be made on a daily basis.

For Supplemental Savings Plan participants who also participate in the Detroit Edison portion of the 401(k) plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Supplemental Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation.

For participants in the MCN portion of the 401(k) plan, such as Mr. Kurmas, we make matching contributions dollar for dollar on the first 6% of eligible compensation.

Participants are 100% vested at all times in the value of their contributions and our matching contributions. We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the 401(k) plan.

If a participant retires from the Company, becomes totally and permanently disabled and entitled to benefits under a long-term disability plan sponsored by the Company, or terminates employment with the Company, the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.

Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the distribution election the participant made when enrolling in the Supplemental Savings Plan. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances.

Potential Payments Upon Termination of Employment

Other than the Change-in-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.

Change-in-Control Benefits

We have entered into Change-in-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change-in-control of the Company and to align executive and shareholder interests in support of corporate transactions. For purposes of these agreements, a change-in-control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).

The Change-in-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change-in-control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-in-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met.

The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change-in-control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.

In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Earley, Anderson, and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, outplacement services, and indemnification for any excise taxes. If the executive is subject to the Company’s mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-in-Control Severance Agreements are subject to reduction depending on the executive’s age at termination. Executives who have Change-in-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.

In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of change-in-control event (i) or (iv) described above. Performance shares will be earned assuming target performance. Although this acceleration provision appears in the Long-Term Incentive Plan, the excise tax indemnification provisions of the Change-in-Control Severance Agreements (for executives covered by such agreements) will apply to any excise taxes incurred as a result of the acceleration.

We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-in-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.

The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2009.

		Pro-		Accelerated		Health &
	Severance	Rated	Pension	LTIP		Welfare	Excise Tax	Non-
	Amount	Bonus	Enhancement	Awards	Outplacement	Benefits	& Gross	Compete
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Up ($)(7)	($)(8)	Total ($)

Anthony F. Earley, Jr.	4,800,000	0	1,795,403	7,377,136	180,000	74,650	4,910,426	2,400,000	21,537,615
David E. Meador	1,907,500	408,750	1,939,031	1,398,688	81,750	74,650	2,420,407	953,750	9,184,526
Gerard M. Anderson	2,870,000	615,000	2,198,939	3,349,783	123,000	74,650	3,722,589	1,435,000	14,388,961
Steven Kurmas	1,435,500	282,750	855,382	882,936	65,250	74,650	1,478,509	717,750	5,792,727
Bruce D. Peterson	1,465,600	274,800	244,494	953,981	68,700	74,650	1,141,986	732,800	4,957,011

(1)	The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2009.

(2)	Because this table is as of December 31, 2009, the pro-rated bonus equals a full 2009 bonus amount at a target level of performance. Mr. Earley is retirement eligible under the terms of the Annual Incentive Plan as of December 31, 2009 and therefore would receive no additional benefit in the event of a change-in-control.

(3)	The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-in-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)	This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)	Pursuant to the Change-in-Control Severance Agreements, the Company will reimburse each Named Executive Officer for any excise tax imposed by the IRS (20% of any amounts deemed to be an excess parachute payment). In addition, the Company will gross-up the amount of the excise tax reimbursement for income taxes.

(8)	The consideration for the non-competition prohibition in the Change-in-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2009.

2009 DIRECTOR COMPENSATION TABLE

The following table details the compensation earned in 2009 by each of the non-employee directors.

	Fees Earned	Stock	All Other
	or Paid in	Awards ($)	Compensation ($)
Name	Cash ($)(1)	(2)	(3)	Total ($)

Lillian Bauder	91,000	72,420	494	163,914
W. Frank Fountain, Jr.	87,333	72,420	103	159,856
Allan D. Gilmour	100,000	72,420	494	172,914
Alfred R. Glancy III(4)	31,667	72,420	99,691	203,778
Frank M. Hennessey	94,000	72,420	494	166,914
John E. Lobbia	84,000	72,420	305	156,725
Gail J. McGovern	75,000	72,420	103	147,523
Eugene A. Miller	110,000	72,420	494	182,914
Mark A. Murray	52,000	29,570	69	81,639
Charles W. Pryor, Jr.	90,000	72,420	305	162,725
Josue Robles, Jr.	86,000	72,420	158	158,578
Ruth G. Shaw	83,000	72,420	305	155,725
James H. Vandenberghe	89,000	72,420	158	161,578

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
		Presiding Director/
		Committee Chair
	Board	Retainers
Name	Retainer ($)	($)	Meeting Fees ($)	Total ($)

Lillian Bauder	60,000	5,000	26,000	91,000
W. Frank Fountain, Jr.	60,000	3,333	24,000	87,333
Allan D. Gilmour	60,000	10,000	30,000	100,000
Alfred R. Glancy III	20,000	1,667	10,000	31,667
Frank M. Hennessey	60,000	10,000	24,000	94,000
John E. Lobbia	60,000	0	24,000	84,000
Gail J. McGovern	60,000	0	15,000	75,000
Eugene A. Miller	60,000	20,000	30,000	110,000
Mark A. Murray	45,000	0	7,000	52,000
Charles W. Pryor, Jr.	60,000	5,000	25,000	90,000
Josue Robles, Jr.	60,000	0	26,000	86,000
Ruth G. Shaw	60,000	0	23,000	83,000
James H. Vandenberghe	60,000	0	29,000	89,000

Dr. Bauder and Messrs. Fountain and Miller elected to defer 100% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Meeting fees include fees for any official Company business or special services that may be required by the Company, which are paid the equivalent of committee meeting fees per day.

(2)	These amounts represent the dollar amounts of compensation cost for 2009 in accordance with FASB ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the FASB ASC Topic 718 expense equals the grant date fair value as of January 2, 2009. The grant date fair value of $36.21 was the closing price of the Company stock on January 2, 2009.

For all of the non-employee directors other than Mr. Murray, this amount is the value of the annual grant of 2,000 phantom shares granted on January 2, 2009. For Mr. Murray, this amount is the value of the 1,000 shares of restricted stock granted on April 30, 2009. Outstanding equity awards as of December 31, 2009 are as follows:

	Phantom Shares in	Phantom Shares in		Unexercised
Name	Equity Plan	Deferred Fee Plan	Restricted Stock	Stock Options

Lillian Bauder	18,949	0	0	2,000
W. Frank Fountain, Jr.	4,315	2,585	1,000	0
Allan D. Gilmour	18,949	0	0	4,000
Alfred R. Glancy III	0	0	0	4,000
Frank M. Hennessey	15,825	7,440	0	4,000
John E. Lobbia	13,627	0	0	4,000
Gail J. McGovern	9,815	0	0	1,000
Eugene A. Miller	18,949	8,154	0	4,000
Mark A. Murray	0	0	1,000	0
Charles W. Pryor, Jr.	17,351	0	0	3,000
Josue Robles, Jr.	7,684	0	0	1,000
Ruth G. Shaw	4,315	0	1,000	0
James H. Vandenberghe	6,345	3,331	0	0

(3)	This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company. In addition, Mr. Glancy was Chairman and Chief Executive Officer of MCN at the time of the DTE Energy/MCN merger in 2001. In connection with the merger, we entered into an agreement with Mr. Glancy and provided him with the following services through May 2009: a home security monitoring system ($302) and administrative support ($99,059). Mr. Glancy is responsible for paying taxes on the imputed income relating to the administrative support and home security system. Lastly, non-employee directors of the Company, along with salaried employees, are eligible to participate in the DTE Energy matching gift program, whereby the Company matches certain charitable contributions.

(4)	Mr. Glancy retired from the Board effective April 30, 2009.

2011 ANNUAL MEETING OF SHAREHOLDERS

Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board of Directors. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.

Shareholder Proposals and Nominations of Directors

For Inclusion In Proxy Statement.  Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2011 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 29, 2010.

For Matters to be Brought at the Meeting.  If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not less than 60 nor more than 90 calendar days prior to the date of the annual shareholder meeting.

Procedures for Submitting Proposals and Nominations.  Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2465 WCB, Detroit, Michigan 48226-1279, fax: 313-235-6031. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•	a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:

•	If a shareholder notice is nominating a person for election to the Board, the notice must also include:

•	a description of all arrangements or understandings pursuant to which the nomination is made;

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board; and

•	the signed consent of the nominee to serve as a director if elected.

•	If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.

A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.

Proxies solicited by the Company for the 2011 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES

We will pay the cost to solicit proxies.  Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid approximately $13,500 plus out-of-pocket expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.

IMPORTANT

The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

EXHIBIT A

DTE ENERGY COMPANY

2006 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED EFFECTIVE [          ]

ARTICLE I

Purposes

1.01  General Purposes

The DTE Energy Company 2006 Long-Term Incentive Plan is intended to:

(a) assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders; and

(b) permit the grant of Options qualifying as Incentive Stock Options and Options not so qualifying, the grant of Stock Awards, Performance Shares and Performance Units.

1.02  Use of Proceeds

The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan shall be used for general corporate purposes.

ARTICLE II

Definitions

2.01.  Accounting Firm

Accounting Firm means the public accounting firm retained as the Company’s independent auditor as of the date immediately prior to the Change in Control, unless another firm is designated by the Committee.

2.02.  Administrator

Administrator means:

(a) the Board, with respect to awards made under this Plan to members of the Board who are not employees of the Company or a Subsidiary; and

(b) the Committee or the Chief Executive Officer of the Company to the extent responsibilities are delegated to him by the Committee under Article III with respect to awards made under this Plan to all other persons.

2.03.  Agreement

Agreement means a written agreement (including any amendment or supplement) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Performance Shares, an award of Performance Units or an Option granted to the Participant.

2.04.  Board

Board means the Board of Directors of the Company.

2.05.  Capped Parachute Payments

Capped Parachute Payments means the largest amount of Parachute Payments that may be paid to a Participant without liability for any excise tax under Code Section 4999.

2.06.  Change in Control

Change in Control means the occurrence of any of the following events:

(a) The consummation of a transaction in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding Voting Stock of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to the transaction;

(b) The consummation of a sale or transfer in which the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of the Company or a Subsidiary) by the holders of Voting Stock of the Company immediately prior to the sale or transfer; or

(c) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.07.  Code

Code means the Internal Revenue Code of 1986, as amended.

2.08.  Committee

Committee means the Organization and Compensation Committee, or any other Board committee designated from time to time by the Board, provided that the Committee is composed solely of individuals who are “Non-Employee Directors,” as the term is used in Rule 16b-3 under the Exchange Act, and “Outside Directors,” as the term is used in Code Section 162(m) and the related Treasury Regulations.

2.09.  Common Stock

Common Stock means common stock of the Company.

2.10.  Company

Company means DTE Energy Company, a Michigan corporation, or any successor corporation.

2.11.  Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control results from a series of transactions, the Control Change Date is the date of the last transaction.

2.12.  Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

2.13.  Fair Market Value

Fair Market Value means, on the specified date, the closing price of Common Stock on the New York Stock Exchange, as reported by a source selected by the Committee. If, on the specified date, no share of Common Stock is traded, then Fair Market Value is determined as of the next preceding day that Common Stock was traded.

2.14.  Incentive Stock Option

Incentive Stock Option means an Option that satisfies the requirements of Code Section 422 and is intended by the Administrator to be an Incentive Stock Option.

2.15.  Net After Tax Amount

Net After Tax Amount means the amount of any Parachute Payments or Capped Parachute Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to a Participant with respect to the payments as in effect for the year for which the determination is made. The determination of the Net After Tax Amount is made using the highest combined marginal rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Parachute Payments, as applicable, in effect for the year for which the determination is made.

2.16.  Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

2.17.  Parachute Payment

Parachute Payment means a payment described in Code Section 280G(b)(2) (without regard to whether the aggregate present value of such payments exceeds the limit prescribed by Code Section 280G(b)(2)(A)(ii)). The amount of any Parachute Payment is determined under Code Section 280G and the related Treasury Regulations, or, in the absence of final regulations, the proposed Treasury Regulations under Code Section 280G.

2.18.  Participant

Participant means an employee of the Company or a Subsidiary, and any member of the Board, whether or not the Board member is an employee of the Company or a Subsidiary, who satisfies the requirements of Article IV and is selected by the Administrator to receive an award of Performance Shares, a Stock Award, an Option, or an award of Performance Units, in any combination.

2.19.  Performance Objectives

Performance Objectives means objectives stated with respect to:

(a) shareholder value growth based on stock price and dividends;

(b) customer price;

(c) customer satisfaction;

(d) growth based on increasing sales or profitability of one or more business units;

(e) performance against the companies in the Dow Jones Electric Utility Industry Group index, the companies in the S&P 500 Electric Utility Industry index, a peer group, or similar benchmark selected by the Committee;

(f) earnings per share growth;

(g) employee satisfaction;

(h) nuclear plant performance achievement;

(i) return on equity;

(j) economic value added;

(k) cash flow;

(l) earnings growth;

(m) diversity;

(n) safety;

(o) production cost; or

(p) any other performance measures selected by the Administrator.

Each Performance Objective may be stated with respect to the performance of the Company, a Subsidiary, or a division of the Company or a Subsidiary. Each Performance Objective is intended to be a “performance goal” as defined in the Treasury Regulations under Code Section 162(m).

2.20.  Performance Shares

Performance Shares means an award stated with reference to a specified number of shares of Common Stock determined by the Administrator that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, or shares of Common Stock, or a combination of cash and shares.

2.21.  Performance Units

Performance Units means an award of a specified number of units, determined by the Administrator, with a face amount of $1.00 per unit that, in accordance with the terms of an Agreement, entitles the Participant to receive a cash payment, shares of Common Stock, or a combination of cash and shares.

2.22.  Plan

Plan means the DTE Energy Company 2006 Long-Term Incentive Plan.

2.23.  Rule 16b-3

Rule 16b-3 means Rule 16b-3 under the Exchange Act.

2.24.  Stock Awards

Stock Award means Common Stock awarded to a Participant under Article VII.

2.25.  Subsidiary

Subsidiary means a corporation, partnership, joint venture, limited liability company, unincorporated association, or other entity in which the Company has a direct or indirect ownership or other equity interest.

2.26.  Voting Stock

Voting Stock means securities entitled to vote generally in the election of directors.

ARTICLE III

Administration

3.01  Administrator; Terms of Awards

The Plan is administered by the Administrator. To the extent of its delegated authority, the Administrator has authority to grant Stock Awards, Performance Shares, Performance Units, and Options on terms that the Administrator considers appropriate and that are not inconsistent with the provisions of this Plan. The terms may include conditions in addition to the conditions in this Plan on the Participant’s ability to exercise all or any part of an Option or on the transferability or forfeitability of Stock Awards, or an award of Performance Shares or Performance Units. Any Agreement specifying the terms of a grant of a Stock Award, Performance

Shares, Performance Units, or Options must provide that any Options not exercised, any Stock Awards not vested, or any Performance Shares or Performance Units not paid at the time the Participant violates any confidentiality, non-competition, or non-solicitation covenants imposed on the Participant under a separate agreement between the Participant and the Company or a Subsidiary (as determined under the terms of the separate agreement) are immediately forfeited. The Administrator may, in its discretion, supersede the terms of any Agreement and accelerate the time at which any Option may be exercised, Stock Awards may become transferable or non-forfeitable, or an award of Performance Shares or Performance Units may be settled, when determined by the Administrator to be equitably required. The Administrator may, in its discretion, suspend or waive the forfeiture of any award made under this Plan.

3.02  Authority of Administrator

The Administrator has complete authority to:

(a) interpret all provisions of this Plan;

(b) adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan;

(c) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any award in the manner and to the extent the Administrator deems desirable;

(d) authorize any one of its number or any officer of the Company to execute and deliver documents on its behalf; and

(e) make all other determinations necessary or advisable for the administration of this Plan.

The express grant in the Plan of any specific power to the Administrator does not limit any power or authority of the Administrator. Any decision made or action taken by the Administrator in connection with the administration of this Plan is final and conclusive. The Administrator, any member of the Board or Committee, or the Chief Executive Officer or the President of the Company is not liable for any act done in good faith with respect to this Plan or any Agreement, Option, or Stock Award, Performance Shares, or Performance Units. All expenses of administering this Plan are borne by the Company.

3.03  Delegation

The Committee, in its discretion, may delegate to the Chief Executive Officer or the President of the Company all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

Eligibility

4.01  General Eligibility

Except as limited by Section 4.02, any employee of the Company or a Subsidiary (including an entity that becomes a Subsidiary after the adoption of this Plan) or any member of the Board, whether or not the Board member is employed by the Company or a Subsidiary, is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that the person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary.

4.02  Limited Eligibility for Incentive Stock Options

Incentive Stock Options may be granted only to persons who are employees of the Company or a “subsidiary,” as defined in Code Section 424(f), on the date of grant.

ARTICLE V

Common Stock Subject to Plan

5.01.  Common Stock Issued or Delivered

Common Stock to be delivered by the Company under a Stock Award, in settlement of an award of Performance Shares or Performance Units, or by exercise of an Option to a Participant (or the Participant’s successor in interest or personal representative or, if the Participant so directs, broker) will be:

(a) from the Company’s authorized but unissued Common Stock; or

(b) outstanding Common Stock acquired by or on behalf of the Company in the name of a Participant (or the Participant’s successor in interest, personal representative or broker); or

(c) a combination of (a) and (b).

5.02.  Maximum Shares Available

(a) Aggregate Limit

No more than 9,000,000 shares of Common Stock may be issued or acquired and delivered under this Plan through the exercise of Options, the grant of Stock Awards, and the settlement of Performance Shares and Performance Units. This maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is subject to adjustment under Article X. The actual number of shares of Common Stock issued or acquired and delivered under the Plan is determined under Section 5.03.

(b) Limit on Awards to Non-Employee Directors

The total number of shares of Common Stock issued or acquired and delivered under the Plan to members of the Board who are not employees of the Company or a Subsidiary cannot exceed 100,000 shares.

5.03.  Reallocation of Shares

(a) Termination of Award

If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares allocated to the termination Option or termination portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If a Stock Award is forfeited, in whole or in part, for any reason, the number of shares of Common Stock allocated to the terminated Stock Award or terminated portion may be reallocated to other Options, Performance Shares, Performance Units and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Shares is terminated, in whole or in part, for any reason other than its settlement with cash, shares of Common Stock, or a combination of cash and shares, the number of shares allocated to the terminated Performance Share award or termination portion may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

If an award of Performance Units is terminated, in whole or in part, for any reason other than its settlement with shares of Common Stock, the number of shares allocated to the Performance Unit award or portion thereof may be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan, subject to the limits in Section 5.02.

(b) Reallocation Prohibited

Shares of Common Stock that would otherwise be issued or delivered under the Plan but are not issued or delivered because the shares are:

(i) Tendered in full or partial payment of any Option price;

(ii) Tendered or withheld by the Company in satisfaction of tax withholding obligations; or

(iii) Repurchased by the Company with Option proceeds.

may not be reallocated to other Options, Performance Shares, Performance Units, or Stock Awards to be granted under the Plan. Any shares of Common Stock not issued or delivered under (i), (ii), or (iii) are treated as shares of Common Stock issued or delivered under the Plan for purposes of the limits in Section 5.02.

ARTICLE VI

Options

6.01.  Terms of Award

The Administrator will designate each individual to whom an Option is to be granted. The Agreement for the Option will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 6.02;

(b) the exercise price of the Option, subject to Section 6.03;

(c) the earliest date when the Option can be exercised, subject to Section 6.04;

(d) the maximum exercise period of the Option, subject to Section 6.05;

(e) whether the Option is transferable as permitted under Section 6.07;

(f) any specific terms regarding exercise of the Option permitted under Section 6.09; and

(g) any specific terms regarding payment permitted under Section 6.10.

6.02  Maximum Number of Shares

No Participant may be granted Options in any calendar year covering more than 500,000 shares of Common Stock.

6.03.  Option Price

The price per share for shares of Common Stock purchased on the exercise of an Option will be determined by the Administrator on the date of grant and cannot be less than the Fair Market Value on the date the Option is granted.

6.04  Earliest Exercise Date

The earliest date on which the Participant may exercise an Option will be determined by the Administrator on the date of grant. However, the Administrator may not permit a Participant to exercise any Options covered by the Agreement earlier than as follows:

(a) before one year after the date the Options were granted, no Options may be exercised;

(b) at least one year after and before two years after the date the Options were granted, Options for 1/3 of the shares covered by the Agreement may be exercised;

(c) at least two years after and before three years after the date the Options were granted, Options for 2/3 of the shares covered by the Agreement may be exercised; and

(d) at least three years after the date the Options were granted, Options for all of the shares covered by the Agreement may be exercised.

6.05.  Maximum Option Period

The maximum period in which an Option may be exercised will be determined by the Administrator on the date of grant. However, no Option is exercisable more than 10 years after the date the Option was granted.

6.06.  Non-transferability

Except as provided in Section 6.07, each Option granted under this Plan is non-transferable except by will or by the laws of descent and distribution. Except as provided in Section 6.07, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option is liable for, or subject to, any lien, obligation, or liability of the Participant.

6.07.  Transferable Options

If the Agreement provides, an Option that is not an Incentive Stock Option may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of an Option transferred under this Section is bound by the same terms and conditions that governed the Option during the period that it was held by the Participant, except this Section 6.07. The transferee may not transfer the Option except by will or the laws of descent and distribution.

6.08.  Status as Employee or Director

For purposes of determining the applicability of Code Section 422 (relating to Incentive Stock Options), or if the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

6.09.  Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at times and in compliance with requirements as the Administrator determines. However, Incentive Stock Options (granted under the Plan and all plans of the Company and its subsidiary corporations, as those terms are defined in Code Section 424) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option does not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.10.  Payment of Option Price

Subject to rules established by the Administrator and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in:

(a) cash or a cash equivalent acceptable to the Administrator; or

(b) unrestricted shares of Common Stock previously acquired by the Participant and, if those shares were acquired from the Company, that have been held by the Participant for at least six months.

If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalents and the Fair Market Value (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised. Payment in “cash” or “cash equivalents” includes delivery of cash or cash equivalents by a broker under a “cashless exercise” arrangement at the time of exercise or following the sale of shares to which the exercise relates. Any shares of Common Stock used to pay any part of the Option price will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

6.11.   Shareholder Rights

No Participant has any rights as a shareholder with respect to shares subject to the Participant’s Option until the date the Option is exercised.

6.12.  Disposition of Shares

A Participant will notify the Company of any sale or other disposition of shares acquired under an Option that was an Incentive Stock Option if the sale or disposition occurs:

(a) within two years of the grant of the Option; or

(b) within one year of the issuance of shares to the Participant.

The notice must be in writing and directed to the Corporate Secretary of the Company.

6.13.  Restriction on Repricing Options

Without prior shareholder approval:

(a) the Administrator may not authorize the amendment of any outstanding Option to reduce the Option price; or

(b) an Option cannot be cancelled and replaced with new awards having a lower Option price, where the economic effect would be the same as reducing the Option price of the Option.

6.14  Incentive Stock Options

No Option that is intended to be an Incentive Stock Option is invalid for failure to qualify as an Incentive Stock Option.

ARTICLE VII

Stock Awards

7.01.  Award

The Administrator will designate each individual to whom a Stock Award is to be made. The Agreement for the Stock Award will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 7.02;

(b) when the Stock Award vests, subject to Section 7.03; and

(c) any Performance Objectives to which the Stock Award is subject, as described in Section 7.04.

7.02  Maximum Number of Shares

No Participant may receive Stock Awards in any calendar year for more than 150,000 shares of Common Stock.

7.03.  Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in a Stock Award will be forfeitable or otherwise restricted for a period of time. The Administrator generally may not provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted earlier than three years after the date of the award. However, in special situations, such as awards to newly hired Participants or Participants reasonably expected to retire in less than three years, the Administrator may provide that the Participant’s right to a Stock Award becomes non-forfeitable or unrestricted as early as one year after the date of the award.

7.04.  Performance Objectives

In addition to any vesting of a Stock Award imposed under Section 7.03, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on Performance Objectives. In cases where a Stock Award will become non-forfeitable and transferable only upon the attainment of Performance Objectives and satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, then the shares subject to the Stock Award will become non-forfeitable and transferable only to the extent that the Committee certifies that the Performance Objectives have been attained.

7.05.  Status as Employee or Director

If the terms of any Stock Award provide that shares become transferable and non-forfeitable only after completion of a specified period of employment or Board service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

7.06.  Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted under the Stock Award may be forfeited or are non-transferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares. However, during that period:

(a) a Participant may not sell, transfer, pledge, exchange or otherwise dispose of shares granted under a Stock Award;

(b) the Company will retain custody of the certificates evidencing shares granted under a Stock Award; and

(c) if requested by the Administrator, the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award.

After the shares granted under the Stock Award are transferable and no longer forfeitable, the above limitations will not apply. The Company will deliver to the Participant certificates evidencing shares of Common Stock subject to the award as soon thereafter as possible.

ARTICLE VIII

Performance Share Awards

8.01.  Award

The Administrator will designate each individual to whom an award of Performance Shares is to be made. The Agreement for the award of Performance Shares will specify:

(a) the number of shares of Common Stock covered by the award, subject to Section 8.02;

(b) when the Performance Shares vest, subject to Section 8.03;

(c) any Performance Objectives to which the Performance Shares are subject, as described in Section 8.04;

(d) any shareholder rights granted to the Participant under Section 8.06; and

(e) whether the Performance Shares are transferable under Section 8.08.

8.02  Maximum Number of Shares

No Participant may receive awards of Performance Shares in any calendar year for more than 300,000 shares of Common Stock (based on the maximum possible payout under the awards).

8.03.  Vesting

The Administrator, on the date of the grant, may prescribe that a Participant’s rights in Performance Shares will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Shares become nonforfeitable earlier than one year after the date of the award.

8.04.  Performance Objectives

The Administrator, on the date of the grant of an award, may prescribe that all or a portion of the Performance Shares will be earned, and the Participant will be entitled to receive a payment under the award of Performance Shares, only upon the satisfaction of Performance Objectives during a performance measurement period of at least one year, or other criteria prescribed by the Administrator. With respect to Performance Shares that will be earned only upon satisfaction of Performance Objectives, and as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Shares only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

8.05.  Payment

In the discretion of the Administrator, the amount payable when an award of Performance Shares is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common Stock. A fractional share of Common Stock is not deliverable when an award of Performance Shares is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Shares that has been earned will be settled.

8.06.  Shareholder Rights

No Participant, as a result of receiving an award of Performance Shares, has any rights as a shareholder until and to the extent that the award of Performance Shares is earned and settled in shares of Common Stock. After an award of Performance Shares is earned and settled in shares, a Participant will have all the rights of a shareholder as described in Section 7.06. However, all Agreements awarding Performance Shares after December 31, 2009 must provide that dividend equivalents with respect to the award will not be paid before the Performance Shares are earned and vested. During the period beginning on the date the Performance Shares are awarded and ending on the certification date of the Performance Objectives, the number of Performance Shares awarded will be increased, assuming full dividend reinvestment at the Fair Market Value on the dividend payment date. The cumulative number of Performance Shares will be adjusted to determine the final payment based on the Performance Objectives as certified by the Committee. The final adjusted number of Performance Shares will be paid as provided under Section 8.05.

8.07.  Non-Transferability

Except as provided in Section 8.08, Performance Shares granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Shares is liable for, or subject to, any lien, obligation, or liability of such Participant.

8.08.  Transferable Performance Shares

If the Agreement provides, an award of Performance Shares may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions permitted under Rule 16b-3. The holder of Performance Shares transferred pursuant to this Section is bound by the same terms and conditions that governed the Performance Shares during the period that they were held by the Participant, except this Section 8.08. The transferee may not transfer Performance Shares except by will or the laws of descent and distribution.

8.09.  Status as Employee or Director

If the terms of any Performance Share award provide that no payment will be made unless the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons will not be deemed interruptions of continuous employment or Board service.

ARTICLE IX

Performance Units

9.01.  Award

The Administrator will designate each individual to whom an award of Performance Units is to be made. The Agreement for the award of Performance Units will specify:

(a) the number of Performance Units covered by the award, subject to Section 9.02;

(b) when the Performance Units vest, subject to Section 9.03;

(c) the Performance Objectives to which the Performance Units are subject, as described in Section 9.04; and

(d) whether the Performance Shares are transferable under Section 9.07.

9.02  Maximum Number of Units

No Participant may receive an award of more than 1,000,000 Performance Units in any calendar year.

9.03.  Vesting

The Administrator, on the date of the award, may prescribe that a Participant’s rights in Performance Units will be forfeitable for a period of time. However, the Administrator may not provide that the Participant’s rights in Performance Units become non-forfeitable earlier than one year after the date of the award.

9.04.  Performance Objectives

The Administrator, on the date of grant of an award, will prescribe that all or a portion of the Performance Units will be earned and the Participant will be entitled to receive a payment under the award of Performance Units, only upon the satisfaction of Performance Objectives and other criteria prescribed by the Administrator during a performance measurement period of at least one year. With respect to Performance Units as to which satisfaction of the “performance based compensation” exception to the limit on executive compensation imposed by Code Section 162(m) is intended, a payment will be made under the Performance Units only if, and to the extent that, the Committee certifies that the Performance Objectives have been attained.

9.05.  Payment

In the discretion of the Administrator, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of shares of Common Stock, or any combination of cash and Common

Stock. A fractional share of Common Stock is not deliverable when an award of Performance Units is earned; a cash payment will be made in lieu of the fractional share. The Administrator will also determine when an award of Performance Units that has been earned will be settled.

9.06.  Non-Transferability

Except as provided in Section 9.07, Performance Units granted under this Plan are non-transferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an award of Performance Units is liable for, or subject to, any lien, obligation, or liability of such Participant.

9.07.  Transferable Performance Units

If provided in an Agreement, an award of Performance Units may be transferred by a Participant to persons or entities permitted under Rule 16b-3 on terms and conditions as may be permitted under Rule 16b-3. The holder of Performance Units transferred under this Section is bound by the same terms and conditions that governed the Performance Units during the period that it was held by the Participant, except this Section 9.07. The transferee may not transfer the Performance Units except by will or the laws of descent and distribution.

9.08.  Status as Employee or Director

If the terms of an award of Performance Units provide that a payment will be made only if the Participant completes a stated period of employment or Board service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons will not be deemed interruptions of continuous employment or Board service.

9.09.  Shareholder Rights

No Participant, as a result of receiving an award of Performance Units, has any rights as a shareholder of the Company or any Subsidiary on account of the award.

ARTICLE X

Adjustment Upon Change in Common Stock

10.01  Equitable Adjustments

(a) Events Resulting in Adjustments

If any of the following events occurs, the Company will make the adjustments described in Section 10.01(b):

(i) the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares;

(ii) the Company engages in any transaction to which Section 424 of the Code applies; or

(iii) there occurs any other event that, in the judgment of the Committee, necessitates adjustments.

(b) Adjustments

To the extent the Committee determines adjustment is equitably required, the Committee will adjust the following, subject to Section 10.01(c):

(i) the maximum number and kind of shares as to which Options, Stock Awards, Performance Shares, and Performance Units may be granted;

(ii) the terms of outstanding Stock Awards, Options, Performance Shares, Performance Units; and

(iii) the per individual limitations on the number of shares of Common Stock for which Options, Performance Shares, Performance Units and Stock Awards may be granted.

(c) Limitation on Adjustments

The Committee in its sole discretion may elect not to adjust Performance Objectives under any award if it determines that the adjustment would cause the award to cease to qualify as performance-based compensation under Code Section 162(m).

(d) Replacement of Awards

The Committee may provide for the replacement of any outstanding awards under the Plan (or any portion of any award) with alternative consideration (including, without limitation, cash) as the Committee in good faith determines to be equitable under the circumstances. The Committee may require, in connection with any replacement, the surrender of all awards so replaced.

(e) Authority of Committee

Any determination, adjustment, or replacement made by the Committee under this Section 10.01 is final and conclusive.

10.02  Affect of Issuance of Stock

No adjustments described in Section 10.01(b) will be made as a result of the issuance by the Company of stock of any class or securities convertible into stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe for the stock or securities, or upon conversion of stock or obligations of the Company convertible into stock or other securities.

10.03  Substitution of Awards

The Committee may make Stock Awards and may grant Options, Performance Shares, and Performance Units in substitution for performance shares, phantom shares, stock awards, stock options, or similar awards held by an individual who becomes an employee or director of the Company or a Subsidiary in connection with a transaction described in Section 10.01(a). Subject to the requirements of Section 5.02, the terms of the substituted Stock Awards, Options, Performance Shares or Performance Units will be as the Committee, in its discretion, determines appropriate.

ARTICLE XI

Compliance With Law and Approval of Regulatory Bodies

11.01  Required Compliance

No Option will be exercisable, no shares of Common Stock will be issued, no certificates for shares of Common Stock will be delivered, and no payment will be made under this Plan except in compliance with:

(a) all applicable Federal and state laws and regulations (including, without limitation, withholding tax requirements);

(b) any listing agreement to which the Company is a party; and

(c) the rules of all domestic stock exchanges on which the Company’s shares may be listed.

The Company has the right to rely on an opinion of its counsel as to compliance with the above.

11.02  Legends on Stock Certificates

Any stock certificate issued to evidence shares of Common Stock:

(a) when a Stock Award is granted;

(b) when a Performance Share or Performance Unit is settled; or

(c) for which an Option is exercised

may bear legends and statements the Administrator deems advisable to assure compliance with Federal and state laws and regulations.

11.03  Prior Regulatory Approval

Until the Company has obtained any consent or approval deemed advisable by the Administrator from regulatory bodies having jurisdiction over the Plan:

(a) no Option will be exercisable;

(b) no Stock Award, Performance Shares or Performance Units will be granted;

(c) no shares of Common Stock will be issued;

(d) no certificate for shares of Common Stock will be delivered; and

(e) no payment will be made

under this Plan.

ARTICLE XII

Change in Control Provisions

12.01  Effect on Awards

Subject to Section 13.09, the following provisions govern the treatment of outstanding awards under this Plan upon a Change in Control:

(a) Options

Each outstanding Option is fully exercisable (in whole or in part at the discretion of the holder) on and after a Control Change Date.

(b) Stock Awards

Each outstanding Stock Award is transferable and non-forfeitable on and after a Control Change Date without regard to whether any Performance Objectives or other conditions to which the award is subject have been met.

(c) Performance Shares

Each outstanding Performance Share award is earned as of a Control Change Date and will be settled as soon thereafter as practicable. If an award is based only on criteria other than Performance Objectives (such as continued service), the award is earned in full. If an award is earned on the basis of Performance Objectives, the amount earned is the greater of the amount that would have been payable on attainment of:

(i) target levels of performance; or

(ii) actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

(d) Performance Units

All outstanding Performance Units are earned as of a Control Change Date and will be settled as soon thereafter as possible. The amount earned with respect to each award of Performance Units is the greater of the amount that would have been payable on attainment of:

(i) target levels of performance; or

(ii) actual levels of performance,

using performance through the Control Change Date for purposes of determining actual levels of performance.

12.02  Conversion of Options and Stock Awards

(a) Continuation of Plan

If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt and maintain the Plan and to adopt and maintain all outstanding Option and Stock Award Agreements under the existing terms of the Agreement. Equitable adjustments will be made to all outstanding Option and Stock Award Agreements to reflect the Fair Market Value of the Common Stock as of the day before the Control Change Date and to substitute Common Stock subject to Agreements with comparable common stock of the Surviving Entity or Acquiring Entity.

(b) Substitution of Plan

If the Change in Control is described in Section 2.06(a) or (b) and the Surviving Entity or Acquiring Entity is a corporation with common stock publicly traded on an established U.S. stock exchange, the Board may enter into an agreement with the Surviving Entity or Acquiring Entity for the Surviving Entity or Acquiring Entity to adopt a comparable equity compensation plan and grant new Options and Stock Awards under that plan in substitution for outstanding Options and Stock Awards under this Plan. The fair market value of the common stock of the Surviving Entity or Acquiring Entity subject to the substituted Options and Stock Awards will not be less than the Fair Market Value of the Common Stock subject to outstanding Options and Stock Awards under this Plan as of the day before the Control Change Date.

12.03  Settlement of Awards

(a) Options

If the Change in Control is described in Section 2.06(a) or (b) and outstanding Options under this Plan are not converted under Section 12.02, each Participant with an outstanding Option will be paid, for each share of Common Stock for which the Participant holds an outstanding Option, the excess, if any, of the Fair Market Value of the Common Stock as of the day before the Control Change Date over the exercise price of the Option.

(b) Stock Awards

If the Change in Control is described in Section 2.06(a) or (b) and outstanding Stock Awards under this Plan are not converted under Section 12.02, each Participant with a Stock Award will be paid, for each share of Common Stock subject to an outstanding Stock Award, the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(c) Performance Shares

For purposes of Section 12.01(c), Performance Shares will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

(d) Performance Units

For purposes of Section 12.01(d), Performance Units will be settled in cash based on the Fair Market Value of the Common Stock as of the day before the Control Change Date.

12.04  Qualified Termination Before Qualified Change-in-Control

(a) Status as of Change in Control

If an Eligible Executive experiences a Qualified Termination, the Eligible Executive will be treated as if a Change in Control occurred the day before the date of the Eligible Executive’s Qualified Termination.

(b) Eligible Executive

For purposes of this Section 12.04, an “Eligible Executive” is a Participant who has an effective Change in Control Severance Agreement with the Company at the time of the Participant’s Qualified Termination.

(c) Qualified Termination

For purposes of this Section 12.04, a Qualified Termination is the Eligible Executive’s involuntary termination that entitles the Eligible Executive to benefits under the Eligible Executive’s Change in Control Severance Agreement, but only if:

(i) the Executive’s involuntary termination occurs during a Severance Period (as defined in the Eligible Executive’s Change in Control Severance Agreement) resulting from a change in control event under the Change in Control Severance Agreement that precedes and is anticipatory of a second change in control event under the Change in Control Severance Agreement (the “Qualified Severance Period”); and

(ii) the Executive’s involuntary termination occurs before a Qualified Change-in-Control occurs under this Plan.

(d) Qualified Change-in-Control

For purposes of this Section 12.04, a Qualified Change-in-Control under this Plan is a Change in Control that:

(i) occurs after the Eligible Executive’s Qualified Termination; and

(ii) occurs before the end of the Qualified Severance Period; and

(iii) is the consummation of the anticipatory event that resulted in the Eligible Executive’s Qualified Severance Period.

(e) Computation

The outstanding Options held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Options exercised by the Eligible Executive after the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Stock Awards held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination, reduced by Stock Awards that became transferable and non-forfeitable because of the Eligible Executive’s Qualified Termination, will be converted under Section 12.02 or settled under Section 12.03, as applicable.

The outstanding Performance Shares held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Shares.

The outstanding Performance Units held by the Eligible Executive as of the day before the date of the Eligible Executive’s Qualified Termination will be settled under Section 12.03. The settlement amount paid to the Eligible Executive will be reduced by any amount paid to the Eligible Executive after the Eligible Executive’s Qualified Termination with respect to the same Performance Units.

ARTICLE XIII

General Provisions

13.01.  Effect on Employment and Service

The adoption of this Plan, the operation of this Plan, or any document describing or referring to this Plan (or any part of this Plan) does not:

(a) confer on any individual the right to continue in the employ or service of the Company or a Subsidiary; or

(b) in any way affect any right and power of the Company or a Subsidiary to terminate the employment or service of any individual at any time with or without a reason.

13.02.  Unfunded Plan

The Plan is unfunded. The Company is not required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan is based solely on contractual obligations created under this Plan. No obligation of the Company under this Plan is secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.  Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience. The reference to any statute, regulation, or other provision of law refers to any amendment to or successor of the provision.

13.04.  Restrictions on Transfer of Shares Issued or Delivered

(a) Company’s Right of First Refusal

An Agreement may provide that the Company has reserved a right of first refusal to purchase the Common Stock acquired on exercise of Options or under a Stock Award or award of Performance Shares or Performance Units at a price equal to the Fair Market Value per share repurchased determined as of the day preceding the day the Company notifies the Participant of its intention to repurchase the shares. If the Company reserves this right, the Participant must comply with the terms of the Agreement and any procedures established by the Administrator prior to any disposition of Common Stock acquired under the Agreement. The Company will have a maximum of five days following the date on which Participant is required to notify the Company of the Participant’s intent to dispose of the Common Stock to advise the Participant whether the Company will purchase the Common Stock.

(b) Additional Restrictions

An Agreement may provide that the shares of Common Stock to be issued or delivered on exercise of an Option or in settlement of an award of Performance Shares or Performance Units or the shares of Common Stock subject to a Stock Award that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Article VII are subject to additional restrictions on transfer.

13.05.  Effect of Acceptance of Award

By accepting an award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Company or the Administrator.

13.06.  Governing Law

The provisions of this Plan will be interpreted and construed in accordance with the laws of the State of Michigan, other than its choice-of-law provisions.

13.07.  Coordination with Other Plans

Participation in the Plan does not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Treatment of any income realized as a result of the exercise, vesting, or settlement of awards under the Plan for purposes of any Company-sponsored or Subsidiary-sponsored employee pension benefit plan, insurance or other employee benefit programs will be governed by the terms of the other plans or programs.

13.08.  Tax Withholding

If required by law, the Company will withhold or cause to be withheld Federal, state and/or local income and employment taxes in connection with the exercise, vesting or settlement of an award under the Plan. Unless otherwise provided in the applicable Agreement, each Participant may satisfy any required tax withholding by any of the following means in any combination:

(a) a cash payment;

(b) delivery to the Company of a number of shares of Common Stock previously acquired by the Participant having a Fair Market Value, on the date the tax liability first arises, equal to the tax liability being paid and, if the shares were acquired from the Company, that have been held by the Participant for at least six months; or

(c) by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant under the exercise, vesting or settlement of an award, the number of shares of Common Stock having a Fair Market Value, on the date the tax liability first arises, equal to the minimum statutory withholding required for the Participant based on applicable law.

Any Common Stock delivered to the Company by the Participant or withheld from Common Stock otherwise issuable to the Participant to satisfy any required tax withholding will not be reallocated to other Options, Performance Shares, Performance Units, and Stock Awards to be granted under this Plan and will not otherwise be made available to be issued under this Plan.

If the amount required is not paid, the Company may refuse to issue or deliver shares or cash under the award.

13.09.  Limitation on Benefits

(a) Purpose of Benefit Limitation

Benefits, payments, accelerated vesting and other rights under this Plan may constitute Parachute Payments subject to the “golden parachute” rules of Code Section 280G and the excise tax under Code Section 4999. It is the Company’s intention to reduce any Parachute Payments if, and only to the extent that, a reduction will allow the affected Participant to receive a greater Net After Tax Amount than the Participant would receive absent a reduction. This Section 13.09 describes how the Company’s intent will be effected.

(b) Determination of Parachute Payment Amount

The Accounting Firm will first determine the amount of any Parachute Payments payable to a Participant. The Accounting Firm will also determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments. The Accounting Firm will next determine the amount of the Participant’s Capped Parachute Payments. Finally, the Accounting Firm will determine the Net After Tax Amount attributable to the Participant’s Capped Parachute Payments.

(c) Amount Paid to Participant

That Participant will receive the total Parachute Payments unless the Accounting Firm determines that the Capped Parachute Payments will yield a higher Net After Tax Amount. In that case that Participant will receive the Capped Parachute Payments. If a Participant receives Capped Parachute Payments, the Participant’s benefits, payments, accelerated vesting or other rights under this Plan will be adjusted, if at all, as determined in the sole discretion of the Committee. The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Parachute Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

(d) Adjustment of Amount Paid

As a result of any uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determination under this Section 13.09, it is possible that amounts will have been paid, vested, earned or distributed that should not have been paid, vested, earned or distributed under this Section 13.09 (“Overpayments”), or that additional amounts should be paid, vested, earned, or distributed under this Section 13.09 (“Underpayments”).

(i) Overpayment

If the Accounting Firm determines, based on either controlling precedent, substantial authority, or the assertion of a deficiency by the Internal Revenue Service against a Participant or the Company which the Accounting Firm believes has a high probability of success, that an Overpayment has been made, then the Participant is required to:

(A) pay the Company upon demand the sum of the Overpayment plus interest on the Overpayment at the prime rate provided in Code Section 7872(f)(2) from the date of the Participant’s receipt of the Overpayment until the date of repayment; or

(B) agree to other arrangements that the Committee determines to be equitable in the circumstances.

The Participant will be required to make the repayment or agree to other arrangements, if, and only to the extent, that the repayment or other arrangement would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(ii) Underpayment

If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination. The Company will:

(A) pay the Participant the sum of the Underpayment plus interest on the Underpayment at the prime rate provided in Code Section 7872(f)(2) from the date the Underpayment should have been paid until actual payment; or

(B) take other action the Committee determines to be equitable in the circumstances.

(e) Determinations by Accounting Firm

All determinations made by the Accounting Firm under this Section 13.09 are binding on the Participant and the Company. The determinations must be made as soon as practicable but no later than 30 days after a Control Change Date.

(f) Exclusion from Benefit Limitation

This Section 13.09 does not apply to any Participant entitled to an indemnification of excise taxes incurred under Code Section 4999, by a Change in Control Severance Agreement or other arrangement or agreement with the Company, with respect to Parachute Payments otherwise subject to limitation under this Section 13.09.

ARTICLE XIV

Amendment

14.01  Authority to Amend

The Board may amend this Plan from time to time or terminate it at any time. However, no material amendment to the Plan may become effective until shareholder approval is obtained. A material amendment to the Plan is any amendment that would(a) materially increase the aggregate number of shares of Common Stock that may be issued or delivered under the Plan or that may be issued to a Participant; (b) permit the exercise of an Option at an Option price less than the Fair Market Value on the date of grant of the Option or otherwise reduce the price at which an Option is exercisable, either by amendment of an Agreement or substitution with a new Award with a reduced price; (c) change the types of awards that may be granted under the Plan; (d) expand the classes of persons eligible to receive awards or otherwise participate in the Plan; or (e) require approval of the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange.

14.02  Participants’ Rights

No amendment or termination may, without a Participant’s consent, adversely affect the rights of the Participant under any Option, any Stock Award, or any award of Performance Shares or Performance Units outstanding at the time the amendment is made or the termination occurs.

ARTICLE XV

Duration of Plan

No Option, Stock Award, Performance Shares, or Performance Units may be granted under this Plan more than 10 years after the earlier of the adoption of the Plan by the Board or the Plan’s approval by the Company’s shareholders. Options, Stock Awards, Performance Shares, and Performance Units granted before that date remain valid in accordance with the terms of their Agreements.

ARTICLE XVI

Effective Date of Plan

Options, Performance Shares and Performance Units may be granted under this Plan upon its adoption by the Board. However, Options granted under this Plan may not be exercised, Performance Shares and Performance Units granted under this Plan cannot be settled in Common Stock or Cash, and Stock Awards cannot be issued under this Plan until the Plan is approved by the Company’s shareholders at the Company’s 2006 annual meeting of shareholders.

DTE Energy Annual Meeting of Shareholders

10 a.m., Thursday, May 6, 2010

DTE Energy

Please note: You will need the admission ticket attached to your Proxy Card. For shareholders whose shares are registered in the name of a bank, brokerage firm, or other nominee, you will need your statement of account showing ownership as of the record date. All shareholders must present a government-issued picture I.D. or passport for admission to the meeting.

Fisher Fwy. Southbound I-75
Fisher Fwy. Northbound I-75
Grand River Exit
Northbound Lodge Fwy. (US 10)
Southbound Lodge Fwy. (US 10)
MGM Grand Casino Self-Park Garage and DTE Energy Employee Parking
Plum St.
Grand River
DTE Energy Annual Shareholders Meeting.
Indoor walkway from parking garage Level 2 to DTE Energy complex.
CASINO
HOTEL
Bagley Exit
Bagley Ave.
Service Building
Town Square
S.D.C.
General Office Building
Beech St.
Edison Credit Union and Entrance
Walker Cisler Building
Security Desk
HQ Entrances
Credit Union/ Visitor Parking
Energy Plaza
Executive Guest Parking
Third
First St.
Plaza
Cass Ave.
Michigan Ave.
Abbott
Washington Blvd.
N

WHERE TO PARK AND HOW TO ENTER MEETING AREA

- Park on **Level 2** in MGM Self Park Garage.
- Entrance to DTE Energy facility is located in the southeast corner.
- Enter indoor walkway from MGM Self Parking Garage to DTE Energy complex and follow signs to the Shareholder check-in.

ADDRESS

DTE ENERGY COMPLEX
One Energy Plaza
Detroit, MI 48226

LEGEND

- Garage Entrance
- Indoor walkway
- Pedestrian only
- Town Square

10-0067/03-10

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 p.m. EDT, on Wednesday, May 5, 2010.
For DTE Energy Savings Plan participants, Internet and telephone voting are available through 11:59 p.m. EDT, on Monday, May 3, 2010.

INTERNET
http://www.proxyvoting.com/dte
Access the web site listed above. Have your proxy card or voting instruction form in hand when you access the web site. Follow the instructions on your computer screen to vote your shares.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your shares. Have your proxy card or voting instruction form in hand when you call. Follow the recorded instructions to vote your shares.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can review the Annual Report on Form 10-K and Proxy Statement on the Internet at: http://bnymellon.mobular.net/bnymellon/dte	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction form.
 WO#
65602
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6.

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	ELECTION OF DIRECTORS Nominees: 01 Anthony F. Earley, Jr. 02 Allan D. Gilmour 03 Frank M. Hennessey 04 Gail J. McGovern	☐	☐	☐	2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PRICEWATERHOUSECOOPERS LLP	☐	☐	☐

					3.	MANAGEMENT PROPOSAL REGARDING CUMULATIVE VOTING	☐	☐	☐

					4.	MANAGEMENT PROPOSAL REGARDING 2006 LONG-TERM INCENTIVE PLAN	☐	☐	☐

	*To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below.				5.	SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS	☐	☐	☐

	*Exceptions				6.	SHAREHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

(Please sign exactly as your name or names appear on this card. Full title of one signing in representative capacity should be clearly designated after signature.)

ADMISSION TICKET
DTE ENERGY COMPANY
2010 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held at the DTE Energy Building, One Energy Plaza, Detroit, Michigan, on Thursday, May 6, 2010 at 10:00 a.m. EDT.
Admission to the meeting will be on a first-come, first-served basis. This admission ticket and a government-issued photo identification card, such as a driver’s license, state identification card or passport, will be required to enter the meeting. If you are a shareholder of record and plan to attend the meeting, please bring this admission ticket to the meeting.
A map with directions to the meeting is located on the back page of the proxy statement.
Sandra Kay Ennis
Corporate Secretary

Do not write in the area. For office use only.

Name(s) of Shareholder(s) Attending		Name of Guest Attending

Admitted by (initials)	Misc. Notes

Driver’s License State ID Other

▼ FOLD AND DETACH HERE ▼
DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     By signing on the other side, I (we) appoint Lillian Bauder, Charles W. Pryor, Jr., Ruth G. Shaw, and any of them, as proxies to vote my (our) shares of Common Stock at the Annual Meeting of Shareholders to be held on Thursday, May 6, 2010, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
     If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you on non-routine matters. If you are a record holder, you can also vote your shares at the meeting.
     For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct Fidelity Management Trust Company, as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 6, 2010, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
     The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6. Only the Trustee can vote your shares. Your shares cannot be voted in person.
     For participants in the Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the Detroit Edison Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
     For participants in the MichCon Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be signed on the reverse side)
WO#
65602